Exhibit 4.1

Execution

SIX FLAGS THEME PARKS INC.

and each of the Guarantors PARTY HERETO

7.000% SENIOR SECURED NOTES DUE 2025

INDENTURE

Dated as of April 22, 2020

U.S. BANK NATIONAL ASSOCIATION

Trustee and Collateral Agent

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Section 8.07	Reinstatement.	101

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EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF NOTATION OF GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE

ANNEX

Annex I	FORM OF FIRST LIEN INTERCREDITOR AGREEMENT
Annex II	FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

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INDENTURE dated as of April 22, 2020 among Six Flags Theme Parks Inc., a Delaware corporation, the Guarantors (as defined) and U.S. Bank National Association, as trustee and collateral agent.

The Issuer, the Guarantors, the Trustee and Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 7.000% Senior Secured Notes due 2025 (the “Notes”):

Article 1
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01	Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person, Indebtedness, Disqualified Stock or Preferred Equity Interests of any other Person existing at the time such other Person merges or amalgamates with or into or becomes a Subsidiary of such specified Person or is a Subsidiary of such other Person at the time of such merger, amalgamation or acquisition, or Indebtedness incurred by such Person in connection with the acquisition of assets.

“Acquisition Parties” means, collectively, SFOG Acquisition A, Inc., a Delaware corporation, SFOG Acquisition B, L.L.C., a Delaware limited liability company, SFOT Acquisition I, Inc., a Delaware corporation, and SFOT Acquisition II, Inc., a Delaware corporation.

“Additional First Lien Debt” means any other Indebtedness (other than intercompany Indebtedness owing to Parent or its Subsidiaries) of the Issuer or any Guarantor provided that such Indebtedness (i) is secured equally and ratably with the Notes or any other First Lien Debt by a First Lien, (ii) other than any DIP Financing that is permitted by the First Lien Intercreditor Agreement, is pari passu in right of payment and Lien priority (it being understood that there may be different tranches of First Lien Debt with different maturities and amortization profiles, but the principal amount of Indebtedness under all such tranches must in all other respects be pari passu in right of payment and Lien priority), (iii) other than any DIP Financing or Indebtedness incurred under the Credit Agreement, has a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity date of the Notes, (iv) is incurred under (a) clauses (2), (4)(A) or (11) (or (10) insofar as such Indebtedness incurred under clause (10) Refinances Indebtedness incurred under clause (4)(A) or (11)) of the definition of “Permitted Debt” and (v) is permitted to be incurred and so secured under each applicable First Lien Document; provided that:

(1)	on or before the date on which such Indebtedness is incurred by the Issuer or any Guarantor, such Indebtedness is designated by the Issuer, in an officers’ certificate delivered to each First Lien Representative and the Notes Collateral Agent, as “First Lien Debt” for the purposes of the Indenture; provided further that no series of Secured Indebtedness may be designated as both “First Lien Debt” and “Junior Lien Debt” (or any combination of the two); and

(2)	the First Lien Representative of such First Lien Debt (other than Additional Notes, if any) shall have executed and delivered a joinder to the Intercreditor Agreements, to the extent then in effect, on behalf of itself and all holders of such Indebtedness, pursuant to which such First Lien Representative agrees, on behalf of itself and all holders of such Indebtedness, that all holders such series of First Lien Debt are bound by the provisions of the Intercreditor Agreements, to the extent then in effect, including the provisions relating to the ranking of First Liens and Junior Liens and consenting to the terms of the Intercreditor Agreements, to the extent then in effect.

“Additional First Lien Obligations” means Additional First Lien Debt and all other obligations in respect of (or in connection with) such Additional First Lien Debt, in each case to the extent that such obligations are secured by First Liens.

“Additional First Lien Secured Parties” means the holders of any Additional First Lien Obligations and the trustee, authorized representative or agent, as applicable, for such Additional First Lien Obligations.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Administrative Agent” has the meaning assigned to the term “Administrative Agent” under and as defined in the Credit Agreement and shall include any other “Credit Agreement Collateral Agent” (as defined in the First Lien Intercreditor Agreement).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Acquisition” means (1) an Investment by Parent or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged or amalgamated with or into Parent or any Restricted Subsidiary, or (2) the acquisition by Parent or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by Parent or any Restricted Subsidiary to any Person other than to Parent or any Restricted Subsidiary including by means of a merger, amalgamation or consolidation or through the issuance or sale of Equity Interests of Restricted Subsidiaries (other than Preferred Equity Interests of Restricted Subsidiaries issued in compliance with Section 4.09 hereof and other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or third parties to the extent required by applicable law) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of Parent or any of its Restricted Subsidiaries (other than sales of inventory and other transfers or operating leases in the ordinary course of business or consistent with past practice). For purposes of this definition, the term “Asset Sale” shall not include:

(1)                transfers of cash and Cash Equivalents;

(2)                transfers of assets of Parent or the Issuer (including Equity Interests) that are governed by, and made in accordance with, Section 5.01(a) hereof or a transaction that constitutes a Change of Control;

(3)                Permitted Investments and Restricted Payments permitted under Section 4.07 hereof;

(4)                the creation of or realization on any Lien not prohibited under this Indenture;

(5)                transfers of damaged, uneconomic, worn-out, obsolete or surplus property, equipment or other assets or property, equipment or other assets that, in the Issuer’s reasonable judgment, are no longer economically practical or commercially desirable to maintain or used or useful in the business of Parent or its Restricted Subsidiaries, whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of Parent and the Restricted Subsidiaries;

(6)                sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, or abandonment thereof, and licenses, leases or subleases of other assets, of Parent or any Restricted Subsidiary to the extent not materially interfering with the business of Parent and the Restricted Subsidiaries;

(7)                any transfer or series of related transfers that, but for this clause, would be Asset Sales, if the aggregate Fair Market Value of the assets transferred in such transaction or series of related transactions does not exceed $20.0 million;

(8)                any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(9)                the sale, transfer or other disposition of Hedging Obligations or Foreign Currency Obligations incurred in accordance with this Indenture;

(10)            sales of assets received by Parent or any of its Restricted Subsidiaries upon the foreclosure on a Lien or foreclosure, condemnation or any similar action with respect to any property or other assets;

(11)            the sale of any property built or acquired by Parent or a Restricted Subsidiary after the date of this Indenture in a sale-leaseback transaction;

(12)            (i) any loss or destruction of or damage to any property or asset or receipt of insurance proceeds in connection therewith or (ii) any institution of a proceeding for, or actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset or settlement in lieu of the foregoing;

(13)            dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements or the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or Notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for Notes receivable;

(14)            any surrender or waiver of contract rights or the settlement, release, recovery on, surrender or waiver of contract, tort, litigation or other claims of any kind;

(15)            any issuance of Capital Stock of Parent;

(16)            the transfer of Equity Interests in any Restricted Subsidiary pursuant to the Partnership Parks Agreements;

(17)            Permitted Asset Swaps;

(18)            any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by Parent or any Restricted Subsidiary after the date of this Indenture; and

(19)            any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as in effect on the date of this Indenture or thereafter, or any successor thereto.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings.

“Beneficial Share Assignment Agreement” means the Beneficial Share Assignment Agreement, dated as of April 1, 1998, by and between TW-SPV Co., GP Holdings, Inc. and Parent (as successor to Premier Parks Inc.), as the same may be modified or amended at any time from time to time, provided such modification or amendment does not adversely affect the interests of the Holders in any material respect.

“Board of Directors” means:

(1)                with respect to a corporation, the board of directors of the corporation or, except in the context of the definition of “Change of Control,” a duly authorized committee thereof;

(2)                with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)                with respect to any other Person, the board or committee of such Person serving a similar function.

Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP and the stated maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided that all obligations of any Person that are or would be characterized as an operating lease under GAAP as of April 13, 2017 shall continue to be accounted for as an operating lease for purposes of this Indenture regardless of any change in GAAP following the date of this Indenture that would otherwise require such obligation to be recharacterized as a Capital Lease Obligation.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

“Cash Equivalents” means:

(1)                United States dollars, Canadian dollars, British pounds, Euros or any national currency of any member state of the European Union or any other foreign currency held by Parent and the Restricted Subsidiaries in the ordinary course of business;

(2)                Government Securities having maturities of not more than two years from the date of acquisition;

(3)                certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $500.0 million in the case of United States banks and $100.0 million in the case of non-United States banks;

(4)                repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above or any affiliate thereof;

(5)                commercial paper issued by any issuer bearing at least an “A1” rating for any short-term rating provided by S&P or “P1” by Moody’s and maturing within two years of the date of acquisition;

(6)                marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively and in each case with maturities of not more than two years from the date of creation or acquisition;

(7)                readily marketable direct obligations issued by any state of the United States of America, any province of Canada, the United Kingdom, any member of the European Union or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of not more than two years from the date of creation or acquisition;

(8)              readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable by S&P or Moody’s with maturities of not more than two years from the date of acquisition;

(9)              Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest ratings categories by S&P or Moody’s;

(10)            Indebtedness or Preferred Equity Interests issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of two years or less from the date of acquisition;

(11)            Investment Grade Securities;

(12)            Investments in investment funds investing 90% of their assets in securities of the types described in clauses (2) through (11) above; and

(13)            In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include substantially similar Investments to those set forth in clauses (1) through (12) above denominated in foreign currencies, provided that references to the United States (or any agency or instrumentality thereof) shall be deemed to mean foreign countries having a sovereign rating of “A” or better from either S&P or Moody’s.

With respect to clauses (3), (5), (6), (7), (8), (9), (10) and (13), if at the time neither S&P nor Moody’s is issuing comparable ratings regarding the instruments described in such clauses, then a comparable rating of another nationally recognized statistical rating organization selected by the Issuer in good faith shall be permitted.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury, depository, credit or debit card, purchasing card, stored value card, electronic fund transfer services and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements in the ordinary course of business or consistent with past practice.

“Change of Control” means the occurrence of one or more of the following events:

(1)                the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Restricted Subsidiaries taken as a whole to any Person, other than Parent or any of the Restricted Subsidiaries (including any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2)                the adoption of a plan relating to the liquidation or dissolution of Parent;

(3)                the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “Person” (as defined above)) becomes the beneficial owner (as defined in Rules 13d-3 (without giving effect to the proviso in clause (1)(i) thereof) and 13d-5 under the Exchange Act as in effect on the date of this Indenture), directly or indirectly, of more than 50% of the Voting Stock of Parent measured by voting power rather than number of shares; or

(4)                the first day on which a majority of the members of the Board of Directors of Parent are not Continuing Directors.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all of the assets and property of the Issuer or any Guarantor, whether real, personal or mixed securing or purported to secure any Note Obligations, other than Excluded Assets.

“Collateral Agent” means (1) in the case of any Credit Agreement Obligations, the Administrative Agent, (2) in the case of the Note Obligations, the Notes Collateral Agent and (3) in the case of any Additional First Lien Obligations, the collateral agent, administrative agent or trustee with respect thereto.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of the Person for the period plus:

(1)                provision for taxes based on income, profits, revenue or capital, of the Person and its Restricted Subsidiaries for the period, including, without limitation, federal, state, provincial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, to the extent that the provision for taxes was included in computing the Consolidated Net Income; plus

(2)                Consolidated Interest Expense of the Person and its Restricted Subsidiaries for the period, to the extent that the expense was deducted in computing such Consolidated Net Income; plus

(3)                depreciation, amortization (including any depreciation or amortization arising out of purchases by Parent or any Restricted Subsidiary of Equity Interests in the partners of the Co -Venture Partnerships and amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding such a non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Person and its Restricted Subsidiaries for the period to the extent that the depreciation, amortization and other non-cash expenses were deducted in computing the Consolidated Net Income; plus

(4)                non-cash items increasing the Consolidated Net Income for the period, in each case, on a consolidated basis and determined in accordance with GAAP (other than accrual of income in the ordinary course of business in respect of a future cash payment).

“Consolidated Interest Expense” means, with respect to any specified Person for any period, the sum, without duplication of:

(1)                the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including amortization of original issue discount, non-cash interest payments and the interest component of Capital Lease Obligations, on a consolidated basis determined in accordance with GAAP, net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates or interest income, and excluding amortization or write-off of deferred financing fees and expensing of any other financing fees, and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of outstanding Indebtedness; plus

(2)                the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)                any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)                all cash dividends paid on any series of Preferred Equity Interest of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Parent (other than Disqualified Stock) or to Parent or a Restricted Subsidiary.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, and without reduction for any dividends on Preferred Equity Interests; provided, however, that:

(1)                any after-tax effect of income (loss) that is extraordinary, non-recurring or unusual or other similar expenses recorded in “Other expense (income), net” (without regard to any limitations of Item 10(e) of Regulation S-K), in each case, shall be excluded;

(2)                the Net Income of any Person that is not a Restricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person;

(3)                the cumulative effect of a change in accounting principles will be excluded;

(4)                any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments or unrealized gains and losses from Hedging Obligations will be excluded;

(5)                any net after-tax gains or losses attributable to asset sales other than in the ordinary course of business (as determined in good faith by the Board of Directors of Parent) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

(6)                non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

(7)                the effect of any non-cash items resulting from any write-down, write-off or impairment of assets (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will be excluded;

(8)                any increase in amortization or depreciation attributable to the write up of assets associated with the application of purchase accounting in relation to any consummated acquisition (including the impact on net income (loss) arising from earn outs and contingent consideration adjustments), net of taxes, or on account of the application of fresh start accounting, will be excluded;

(9)                solely for purposes of Section 4.07 hereof, the Net Income of any Subsidiary of such Person that is not a Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Credit Agreement, the Notes, the Indenture, the Existing Notes, the indenture governing the Existing Notes or agreements governing Indebtedness incurred by the Partnership Parks Entities providing for working capital borrowings and (c) restrictions specified in Section 4.08(b)(18)); provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Subsidiary to such Person in respect of such period, to the extent not already included therein;

(10)            the Net Income of any Person that is not a Subsidiary of Parent or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of any dividends or distributions paid in cash to the referent person, in the case of a gain, or to the extent of any contributions or other payments by the referent person, in the case of a loss;

(11)            any net after-tax income or loss from disposed, abandoned, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, closed or discontinued operations shall be excluded; and

(12)            the amount of any restructuring costs and the net effect of reorganization items, in each case, to the extent reflected in such Person’s financial statements shall be excluded.

“Consolidated Secured Indebtedness Leverage Ratio” means, as of any date of determination, the ratio of (1) the Total Secured Debt as of such date of determination to (2) Consolidated Cash Flow of Parent for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, with such pro forma and other adjustments to Consolidated Cash Flow as are appropriate and consistent with the pro forma and other adjustment provisions set forth in the definition of Total Indebtedness to Consolidated Cash Flow Ratio.

“Consolidated Total Assets” shall mean, as of any date of determination for any specified Person, the total assets of such Person and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of such Person immediately preceding such date of determination.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Parent who: (a) was a member of such Board of Directors on the date of this Indenture or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Trust Office of the Trustee” means the address of the Trustee and the [Notes Collateral Agent] specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Co-Venture Partnerships” means (a) Six Flags Over Georgia II, L.P., a Delaware limited partnership, and (b) Texas Flags, Ltd., a Texas limited partnership.

“Credit Agreement” means the second amended and restated credit agreement dated as of April 17, 2019, among Parent, Six Flags Operations, Inc., and the Issuer, as borrower, the several banks and other financial institutions or entities from time to time parties thereto as lenders and Wells Fargo Bank, National Association, as administrative agent, an issuing lender and swing line lender, and the other parties thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents) as such agreement or facility may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement or indenture exchanging, extending the maturity of, Refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder or adding or removing Subsidiaries as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

“Credit Agreement Obligations” means the “Credit Agreement Obligations” as defined in the First Lien Intercreditor Agreement.

“Credit Agreement Secured Parties” means the “Credit Agreement Secured Parties” as defined in the First Lien Intercreditor Agreement.

“Credit Facilities” means one or more credit agreements or debt facilities to which Parent and/or one or more of its Restricted Subsidiaries are party from time to time (including without limitation the Credit Agreement), in each case with banks, investment banks, insurance companies, mutual funds or other lenders or institutional investors providing for revolving credit loans, term loans, notes or other debt securities, bankers acceptances, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case as such agreements or facilities may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement or indenture exchanging, extending the maturity of, Refinancing or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder or adding or removing Subsidiaries as borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Parent or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the chief financial officer and one additional officer of Parent or the Issuer, less the amount of cash or cash equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“DIP Financing” means any financing provided by one or more lenders under Section 364 of the Bankruptcy Code and/or the use of cash collateral under Section 363 of the Bankruptcy Code, in each case, or under any equivalent provision of any other applicable bankruptcy law.

“Discharge of First Lien Obligations” means with respect to any series of First Lien Debt, the occurrence of: (1) payment in full of the principal of and interest (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding) and premium (if any) on such First Lien Debt; and (2) payment in full of all other First Lien Obligations that are outstanding and unpaid at the time such First Lien Debt is paid in full (other than letters of credit that have been cash collateralized, backstopped or other such arrangement has been made, any obligations in respect of cash management obligations or hedging obligations and any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time). For the avoidance of doubt, a replacement of First Lien Obligations with other First Lien Obligations to the extent contemplated and permitted by the First Lien Intercreditor Agreement shall not be deemed to cause a Discharge of First Lien Obligations.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature; provided, however, that any such Capital Stock may require the issuer of such Capital Stock to make an offer to purchase such Capital Stock upon the occurrence of certain events if the terms of such Capital Stock provide that such an offer may not be satisfied and the purchase of such Capital Stock may not be consummated until the 91st day after the purchase of the Notes as required under Section 3.09 or Section 4.14 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that Parent and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Eligible Institution” means a commercial banking institution that has combined capital and surplus of not less than $100.0 million or its equivalent in foreign currency, whose debt is rated by at least two nationally recognized statistical rating organizations in one of each such organization’s four highest generic rating categories at the time as of which any investment or rollover therein is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale of Equity Interests or other securities by Parent consummated after the date of this Indenture(other than those issued to the Issuer or any other Subsidiary of Parent), the proceeds of which are contributed to the equity of the Issuer or any of its Restricted Subsidiaries.

“Euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(1)	all Capital Stock owned by any Guarantor in any Excluded Subsidiary (other than any Excluded Foreign Subsidiary);

(2)	any Trademark License with Warner Bros. or its affiliates that expressly prohibits the granting of a security interest therein (including but not limited to (A) those licenses contemplated by the German WB Acquisition, and (B) the Amended and Restated License Agreement #5854-WB/DC dated as of April 1, 1998 with the Issuer and the License Agreement #8898-TOON dated January 1, 1998 between the Issuer and Warner Bros. Consumer Products Division (Cartoon Network), as any of the foregoing may be amended from time to time), except, in each case, to the extent that such term in such license providing for such prohibition, now or in the future, is deleted or otherwise absent or is ineffective under applicable law (including Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction) and any other Trademark License that expressly prohibits the granting of a security interest therein, except, in each case, to the extent that such term in such license providing for such prohibition is ineffective under applicable law (including Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction);

(3)	any property owned by any Guarantor, including any Trademark License, to the extent that creation of a security interest therein would be prohibited by, or result in a violation of, or constitute a default or forfeiture under, or create a right of termination in favor of, or require the consent of any party to, a requirement of law or contractual obligation (other than the Partnership Parks Agreements) binding on any Guarantor that is the owner of such property (provided that, with respect to property acquired after the date of this Indenture, such contractual obligation existed at the time such property was acquired and was not entered into in anticipation of such acquisition for the purposes of evading the guarantee and collateral requirements under the Note Documents); provided, however, that (A) such property shall no longer constitute “Excluded Assets” immediately at such time as such security interest ceases to be prohibited by a binding contractual obligation and (B) the foregoing limitation shall not apply to the extent that the prohibition contained in such contractual obligation is ineffective under applicable law, including Section 9-406, 9-407, 9-408, or 9-409 of the Uniform Commercial Code of any relevant jurisdiction and provided, further, in the case of clauses (1) through (4) above, in no event shall the foregoing prohibition apply to Proceeds (as defined in the Security Agreement) of the foregoing, except to the extent such Proceeds (as defined in the Security Agreement) constitute Excluded Assets;

(4)	any Excluded Structures;

(5)	any property of any Guarantor to the extent that in the reasonable judgment of the Issuer and the Administrative Agent that the costs of obtaining a security interest in such property is excessive in relation to the value of the security to be afforded thereby;

(6)	any United States intent-to-use Trademark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law;

(7)	any property owned or leased by any Leased Park Entity to the extent that creation of a security interest therein would (i) be prohibited by, or result in a violation of, or constitute a default or forfeiture under, or create a right of termination in favor of, a requirement of law or contractual obligation binding on any Guarantor that is the owner or lessor of such property (provided that, with respect to property acquired after the date hereof, such contractual obligation existed at the time such property was acquired and was not entered into in anticipation of such acquisition for the purposes of evading the guarantee and collateral requirements hereunder) or (ii) require the consent, approval, license or authorization of any third party to a contractual obligation binding on such Leased Park Entity that is the owner or lessor of such property, which consent, approval, license or authorization has not been obtained after such Leased Park Entity’s using commercially reasonable efforts to obtain such consent, approval, license or authorization; provided, however, that (A) such property shall no longer constitute “Excluded Assets” immediately at such time as such security interest ceases to be prohibited by a binding contractual obligation and (B) the foregoing limitation shall not apply to the extent that the prohibition contained in such contractual obligation is ineffective under applicable law, including Section 9-406, 9-407, 9- 408, or 9-409 of the Uniform Commercial Code of any relevant jurisdiction; and provided, further, in no event shall the foregoing prohibition apply to Proceeds (as defined in the Security Agreement) of the foregoing, except to the extent such Proceeds (as defined in the Security Agreement) constitute Excluded Assets;

(8)	(x) any property of any Excluded Foreign Subsidiary (including any property that consists of Capital Stock held by such Excluded Foreign Subsidiary) or (y) more than 65% of any Foreign Subsidiary Voting Stock, provided that, for the avoidance of doubt, for purposes of this clause (y), Collateral shall include 100% of the total non-voting stock of any such Excluded Foreign Subsidiary; and

(9)	the Partnership Parks Entities and their property subject to the Partnership Parks Agreements, and the Capital Stock of GP Holdings, Inc. owned by Parent, shall be expressly excluded from, and shall not be subject to, any provisions of the Security Agreement so long as the creation of a security interest under, or the execution of, the Security Agreement is prohibited by a contractual obligation binding on the Partnership Parks Entities as in effect on the date of this Indenture (subject to the proviso at the end of this clause (9)) or, with respect to the Capital Stock of GP Holdings, Inc. owned by Parent, is prohibited by the Partnership Parks Agreements as in effect on the date of this Indenture (subject to the proviso at the end of this clause (9)); provided that Parent and its Subsidiaries may enter into amendments, restatements, supplements or other modifications to the Partnership Parks Agreements and replacement agreements having a substantially similar purpose to the Partnership Parks Agreements so long as, in each case, there is no adverse effect on the Lien purported to be created by the Security Documents in the assets of (x) Parent (other than with respect to the Capital Stock of GP Holdings, Inc.) and (y) Six Flags Operations, Inc., the Issuer or any of their Restricted Subsidiaries;

provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (1) through (9) (unless such proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (1) through (9)).

“Excluded Foreign Subsidiaries” means (a) any Foreign Subsidiary and (b) any FSHCO.

“Excluded Structure” means any Building (as defined in the applicable Flood Program) or Manufactured (Mobile) Home (as defined in the applicable Flood Program) located within an area having special flood hazards and in which flood insurance is available under the Flood Program.

“Excluded Subsidiary” means (a) Flags Beverages, Inc., Fiesta Texas Hospitality LLC and any other Subsidiary whose only material asset is a liquor license, (b) PP Data Services Inc., (c) any Immaterial Subsidiary for so long as such Subsidiary remains an Immaterial Subsidiary (subject to the limitations on Immaterial Subsidiaries set forth in such definition), (d) any Inactive Subsidiary, (e) any entity that is upon (or promptly following) its formation or acquisition, a non-Wholly Owned Subsidiary, (f) any Subsidiary that is prohibited or restricted by applicable law or by contractual obligations from guaranteeing the Note Obligations or if guaranteeing the Note Obligations would require governmental (including regulatory) or third party consent, approval, license or authorization, (g) a Subsidiary if its Guarantee of the Note Obligations could reasonably be expected to result in materially adverse tax consequences as reasonably and in good faith determined by Parent in consultation with the Administrative Agent, (h) any other Subsidiary with respect to which, in the reasonable judgment of Parent and the Administrative Agent, the burden or cost of providing a Guarantee and/or granting a Lien in the Collateral shall be excessive in view of the benefits to be obtained therefrom, (i) any not-for-profit Subsidiaries, special purpose vehicle or captive insurance subsidiary, (j) any Unrestricted Subsidiaries and (k) any Excluded Foreign Subsidiary or any Domestic Subsidiary that is a direct or indirect Subsidiary of an Excluded Foreign Subsidiary.

“Existing Indebtedness” means any Indebtedness (other than Indebtedness under the Credit Agreement, the Notes and the Guarantees) of Parent and its Subsidiaries in existence on the date of this Indenture after giving effect to the issuance of the Notes.

“Existing Notes” means the 4.875% Senior Notes due 2024 and the 5.500% Senior Notes due 2027 issued by Parent.

“Fair Market Value” means the value (which, for the avoidance of doubt, will take into account any liabilities associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or compulsion of either party, determined in good faith by the Board of Directors of Parent (unless otherwise provided in this Indenture).

“First Lien” means a Lien securing First Lien Obligations.

“First Lien Debt” means (1) the Notes issued on the date of this Indenture and the Guarantees thereof (including any Refinancing Indebtedness permitted by the Indenture in respect thereof, to the extent permitted by the applicable Intercreditor Agreement); (2) Indebtedness of the Issuer and the Guarantors under the Credit Agreement (including letters of credit (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof) and reimbursement obligations with respect thereto) incurred under clause (2) of the definition of “Permitted Debt” and subject to the Intercreditor Agreements, to the extent then in effect, and permitted to be incurred, to the extent incurred pursuant to clause (2) of the definition of “Permitted Debt”; and (3) Additional First Lien Debt, if any (including any Refinancing Indebtedness permitted by the Indenture in respect thereof, to the extent permitted by the applicable Intercreditor Agreement).

“First Lien Documents” means the Note Documents and promissory notes, indenture, credit, guarantee or other operative agreements evidencing or governing any First Lien Obligations and any First Lien Security Documents securing such First Lien Obligations.

“First Lien Intercreditor Agreement” means that certain First Lien Intercreditor Agreement, dated substantially concurrently with, or prior to, the date of this Indenture, by and among the Issuer, the Guarantors, the Administrative Agent and the Notes Collateral Agent, substantially in the Form of Annex I hereto (as it may be amended from time to time).

“First Lien Obligations” means the First Lien Debt, including Hedging Obligations (permitted to be incurred under clause (7) of the definition of Permitted Debt) and Cash Management Services, secured thereby, all other obligations (including Additional First Lien Obligations) in respect of (or in connection with) such First Lien Debt, in each case to the extent that such obligations are secured by First Liens.

“First Lien Representative” means (i) in the case of the Credit Agreement, the Administrative Agent, (ii) in the case of the Notes, the Notes Collateral Agent, and (iii) in the case of any Additional First Lien Debt, the trustee, administrative agent, collateral agent, security agent or similar agent for such series of Additional First Lien Debt that is named as the representative in respect of such First Lien Obligations in the applicable joinder agreement to the First Lien Intercreditor Agreement.

“First Lien Secured Parties” means (1) the Credit Agreement Secured Parties, (2) the Notes Secured Parties and (3) any Additional First Lien Secured Parties.

“First Lien Security Documents” means the Security Documents, the First Lien Intercreditor Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing First Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case to the extent relating to the collateral securing the First Lien Obligations.

“Fitch” means Fitch Ratings, Inc. and its subsidiaries, or any successor to the rating agency business thereof.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Flood Insurance Reform Act of 2004 and the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as amended from time to time, and any successor statutes.

“Foreign Currency Obligations” means, with respect to any Person, the obligations of such Person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Parent or any Restricted Subsidiary of Parent against fluctuations in currency values.

“Foreign Subsidiary” means (i) any Subsidiary that is not incorporated, formed or organized under the laws of the United States of America, any state thereof or the District of Columbia and (ii) any Subsidiary of a Subsidiary described in the foregoing clause (i).

“Foreign Subsidiary Voting Stock” means the total outstanding stock entitled to vote (within the meaning of Section 1.956-2(c) of the Treasury Regulations) of any Excluded Foreign Subsidiary.

“FSHCO” means any Domestic Subsidiary that does not own a material amount of assets other than the Capital Stock and Indebtedness of one or more Foreign Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the date of this Indenture, except with respect to any reports or financial information required to be delivered pursuant to Section 4.03 hereof which shall be prepared in accordance with GAAP as in effect on the date thereof, except as provided below. At any time after adoption of IFRS by Parent for its financial statements and reports for all financial reporting purposes, Parent may elect to apply IFRS for all purposes of this Indenture, in lieu of United States GAAP, and, upon any such election, references herein to GAAP shall be construed to mean IFRS as in effect from time to time; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of IFRS and (3) from and after any such election, all ratios, computations and other determinations (A) based on GAAP contained in this Indenture shall be computed in conformity with IFRS and (B) in this Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to Parent’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give notice of any election to the Trustee and the Holders of Notes with 15 days of such election. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d)(2) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed or insured by, (i) the United States or any agency or instrumentality thereof for the payment of which guarantee or obligations the full faith and credit of the United States is pledged, (ii) Canada or any agency or instrumentality thereof for the payment of which guarantee or obligations the full faith and credit of Canada is pledged, (iii) the United Kingdom or any agency or instrumentality thereof for the payment of which guarantee or obligations the full faith and credit of the United Kingdom is pledged or (iv) European Union or any agency or instrumentality thereof for the payment of which guarantee or obligations the full faith and credit of the European Union is pledged.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners)

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantee” means a guarantee by a Guarantor of the Notes.

“Guarantor” means (i) Parent and (ii) each Subsidiary Guarantor, and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, (i) the obligations of such Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such Person against fluctuations in interest rates and (ii) any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities actually used in the ordinary course of business of Parent and its Restricted Subsidiaries.

“Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Registrar.

“Immaterial Subsidiary” means each Subsidiary of Parent that in the good faith judgment Parent, (i) the Consolidated Total Assets of which are less than 2.5% of the Consolidated Total Assets of Parent and its Subsidiaries (based on the most recent fiscal year for which financial statements have been furnished), provided, however, that the Consolidated Total Assets of all Immaterial Subsidiaries so designated shall be less than 7.5% of the Consolidated Total Assets of Parent and its Subsidiaries (based on the most recent fiscal year for which financial statements have been furnished) and (ii) the consolidated revenues (other than revenues generated from transactions among Parent and its Subsidiaries or among such Subsidiaries) of which are less than 2.5% of the consolidated revenues (other than revenues generated from transactions among Parent and its Subsidiaries or among such Subsidiaries) of Parent and its Subsidiaries (based on the most recent fiscal year for which financial statements have been furnished), provided, however, that the consolidated revenues (other than revenues generated from transactions among Parent and its Subsidiaries or among such Subsidiaries) of all Immaterial Subsidiaries so designated shall be less than 7.5% of the consolidated revenues (other than revenues generated from transactions among Parent and its Subsidiaries or among such Subsidiaries) of Parent and its Subsidiaries (based on the most recent fiscal year for which financial statements have been furnished). If at any time the individual or consolidated assets or revenues of such individual Immaterial Subsidiary or all such Immaterial Subsidiaries, as applicable, shall have exceeded the limits set forth in the immediately preceding sentence, then within 30 days (or such longer period as the Notes Collateral Agent may reasonably agree) after the date that Parent in good faith makes such determination or, if later, financial statements are delivered that show that Parent is not in compliance with the limits set forth in the immediately preceding sentence, Parent shall notify the Notes Collateral Agent which Subsidiary or Subsidiaries has ceased to be an Immaterial Subsidiary and take the actions required under the Indenture (to the extent required thereby) with respect such Subsidiaries that are not otherwise Excluded Subsidiaries (unless the Notes Collateral Agent in its sole discretion elects in writing to not require Parent to take such actions).

“Inactive Subsidiary” means any Subsidiary of Parent that (a) has aggregate assets with a value not in excess of $500,000, (b) conducts no business and (c) does not Guarantee any Indebtedness of Parent or any of its Subsidiaries.

“Indebtedness” means, with respect to any specified Person on any date of determination (without duplication):

(1)                the principal of indebtedness of such Person for borrowed money;

(2)                the principal of obligations of such Person evidenced by bonds, Notes, debentures or similar instruments;

(3)                all reimbursement obligations of such Person in respect of letters of credit, in respect of bankers’ acceptances or other similar instruments, but excluding, in any case, any undrawn letters of credit or other instruments or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following payment on the letter of credit;

(4)                the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of any property (except trade payables or similar obligation to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking delivery and title thereto (including pursuant to capital leases); or

(5)                to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations or Foreign Currency Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

if and to the extent any of the foregoing (other than Hedging Obligations or Foreign Currency Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the amount of the principal component of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of such Person, the liquidation preference with respect to, any Preferred Equity Interests (but excluding, in each case, any accrued dividends) as well as the guarantee of the principal component of items that would be included within this definition to the extent guaranteed by such Person and subject to clause (a) of the third paragraph under Section 4.09.

The term “Indebtedness” will not include:

(a)                any obligations of Parent or any Restricted Subsidiary under the Partnership Parks Agreements;

(b)                any indebtedness of the Co-Venture Partnerships (or the general partners thereof), except to the extent guaranteed by Parent or any Restricted Subsidiary (other than the general partners);

(c)                any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on the date of this Indenture, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the date of this Indenture or in the ordinary course of business or consistent with past practice;

(d)                contingent obligations incurred in the ordinary course of business or consistent with past practice, other than guarantees or other assumptions of Indebtedness;

(e)                Cash Management Services;

(f)                 in connection with the purchase by Parent or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(g)                for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes; or

(h)                Equity Interests (other than Disqualified Stock).

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, investment banking or appraisal firm of national standing which, in the judgment of the Board of Directors of Parent, is independent and otherwise qualified to perform the task for which it is to be engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $725.0 million aggregate principal amount of Notes issued under this Indenture on the date of this Indenture.

“Initial Purchasers” means Wells Fargo Securities, LLC, BofA Securities, Inc., BBVA Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Barclays Capital Inc., HSBC Securities (USA) Inc., and PNC Capital Markets LLC.

“Insolvency or Liquidation Proceeding” means:

(1)                any case commenced by or against the Issuer or any other grantor party to the First Lien Intercreditor Agreement under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Issuer or any other grantor party to the First Lien Intercreditor Agreement, any receivership or assignment for the benefit of creditors relating to the Issuer or any other grantor party to the First Lien Intercreditor Agreement or any similar case or proceeding relative to the Issuer or any other grantor party to the First Lien Intercreditor Agreement or its creditors, as such, in each case whether or not voluntary;

(2)                any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Issuer or any other grantor party to the First Lien Intercreditor Agreement, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)                any other proceeding of any type or nature in which substantially all claims of creditors of the Issuer or any other grantor party to the First Lien Intercreditor Agreement are determined and any payment or distribution is or may be made on account of such claims.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Intellectual Property” means the collective reference to all rights, priorities and privileges in intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights and copyrightable works, patents, inventions, discoveries and developments, trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and other source indicators and the goodwill of any business symbolized thereby, technology, all registrations and applications related thereto, the right to obtain renewals, extensions, substitutions, continuations, continuations-in-part, divisions, reissues, re-examinations or similar legal protections related thereto, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreements” means, collectively, the First Lien Intercreditor Agreement and Junior Lien Intercreditor Agreement, in each case to the extent then in effect.

“Investment Grade” designates a rating of BBB- or higher by S&P, Baa3 or higher by Moody’s or BBB- or higher by Fitch or the equivalent of such ratings by S&P, Moody’s or Fitch. In the event that the Issuer shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

“Investment Grade Securities” means:

(1)                securities issued or directly and fully guaranteed or insured by the United States or Canadian government, the United Kingdom or a member of the European Union or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2)                securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act;

(3)                investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold amounts of cash and Cash Equivalents pending investment and/or distribution; and

(4)                corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any specified Person, all direct and indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees and other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (excluding accounts receivable, deposits and prepaid expenses in the ordinary course of business or consistent with past practice, endorsements for collection or deposits arising in the ordinary course of business or consistent with past practice, guarantees and intercompany notes permitted by Section 4.09 hereof and advances or extensions of credit (including commission, travel and similar advances) to customers, suppliers, directors, officers and employees made in the ordinary course of business or consistent with past practice). For purposes of Section 4.07 hereof, the sale of Equity Interests of a Person that is a Restricted Subsidiary (other than pursuant to the terms of the Partnership Parks Agreements) following which such Person ceases to be a Subsidiary shall be deemed to be an Investment by Parent in an amount equal to the Fair Market Value of the Equity Interests of such Person held by Parent and its Restricted Subsidiaries immediately following such sale. The acquisition by Parent or any Restricted Subsidiary of Parent of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(f) hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issuer” means Six Flags Theme Parks Inc. and any and all successors thereto.

“Junior Lien” means a Lien on Collateral that is junior in priority to the First Liens on the Collateral securing the Note Obligations (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens), granted by the Issuer or any Guarantor in favor of holders of Junior Lien Debt (or any collateral trustee or representative in connection therewith), at any time, upon any property of the Issuer or any Guarantor to secure Junior Lien Obligations.

“Junior Lien Debt” means Indebtedness (other than intercompany Indebtedness owing to Parent or its Subsidiaries) of the Issuer or any Guarantor (including any Refinancing Indebtedness permitted by this Indenture in respect thereof, to the extent permitted by the applicable Intercreditor Agreement) that is (i) secured by a Junior Lien, (ii) in the case of Indebtedness incurred pursuant to the clauses (2)(B)(ii), (4)(b), if the Issuer so elects, (11) or (10) (to the extent such Indebtedness was originally incurred pursuant to the preceding clauses) of the definition of Permitted Debt, subject to the Junior Lien Intercreditor Agreement, (iii) permitted to be incurred under any clause of the definition of “Permitted Debt,” (iv) has a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the 91 days after the final maturity date of the Notes, and (v) permitted to be incurred and so secured under each applicable Secured Debt Document; provided that, in the case of any such Indebtedness incurred pursuant to the specified clauses (2)(B)(ii), (4)(B), (11) or (10) of the definition of Permitted Debt, in each case, to the extent set forth therein:

(1)                on or before the date on which such Indebtedness is incurred by the Issuer or any Guarantor, such Indebtedness is designated by the Issuer, in an officers’ certificate delivered to the Notes Collateral Agent as “Junior Lien Debt” for the purposes of the Secured Debt Documents; provided that no series of Secured Indebtedness may be designated as both “Junior Lien Debt” and “First Lien Debt” (or any combination of the two);

(2)                the collateral agent or other representative with respect to such Indebtedness, the Notes Collateral Agent, the Issuer and each applicable Guarantor have duly executed and delivered the applicable Intercreditor Agreement (or a joinder to the applicable Intercreditor Agreement or a new intercreditor agreement substantially similar to the applicable Intercreditor Agreement, and in a form reasonably acceptable to each of the parties thereto); and

(3)                all other requirements set forth in the applicable Intercreditor Agreement as to the confirmation, grant or perfection of the Liens of the holders of Junior Lien Debt to secure such Indebtedness or obligations in respect thereof are satisfied.

“Junior Lien Intercreditor Agreement” means that certain Junior Lien Intercreditor Agreement with respect to Junior Lien Debt that may be incurred by Parent or any of its Restricted Subsidiaries (including the Issuer), subject to compliance with the restrictions set forth in Sections 4.09 and 4.12 hereof, which intercreditor agreement shall be substantially in the Form of Annex II attached hereto (as it may be amended from time to time to the extent that such amendment is not adverse to the First Lien Secured Parties or is otherwise not prohibited by the express terms of this Indenture).

“Junior Lien Obligations” means Junior Lien Debt and all other obligations in respect thereof.

“Leased Park Entity” means any Subsidiary of Parent whose principal business is the leasing and/or subleasing and operation of any theme park and/or water park and whose ability to grant Liens in its interests in any assets to secure the Note Obligations would require third party consent, approval, license or authorization, which consent, approval, license or authorization has not been obtained after such Subsidiary’s using commercially reasonable efforts to obtain such consent, approval, license or authorization. On the date of this Indenture, the Leased Park Entities are: Six Flags Concord LLC, a California limited liability company, Six Flags Frontier LLC, an Oklahoma limited liability company, Six Flags Darien LLC, a New York limited liability company, Six Flags MW LLC, an Illinois limited liability company, Six Flags Phoenix LLC, an Arizona limited liability company, Six Flags Splashtown LLC, a Texas limited liability company and Six Flags WW Bay LLC, an Oklahoma limited liability company.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by means of a merger, amalgamation or consolidation, by Parent or one or more of the Restricted Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing; provided that for purposes of determining compliance with Section 4.07, the Consolidated Net Income (and any other financial defined term derived therefrom) shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Make Whole Amount” means, with respect to any Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (A) an amount equal to the present value of (1) the redemption price of such Note at July 1, 2022 plus (2) the remaining scheduled interest payments on the Notes to be redeemed (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) to July 1, 2022 (other than interest accrued but unpaid to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of the Notes to be redeemed.

“Management Advances” means loans or advances made to, or guarantees with respect to loans or advances made to, directors, officers, employees or consultants of Parent or any Restricted Subsidiary:

(1)                (a) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of Equity Interests (or similar obligations) of Parent or its Subsidiaries with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2)                in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office; or

(3)                not exceeding $5.0 million in the aggregate outstanding at any time.

“Marketable Securities” means: (a) Government Securities; (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (c) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of the Issuer) with a rating by at least two nationally recognized statistical rating organizations in one of each such organization’s four highest generic rating categories at the time as of which any investment therein is made, issued or offered by an Eligible Institution; (d) any bankers’ acceptances or money market deposit accounts issued or offered by an Eligible Institution; and (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

“Moody’s” means Moody’s Investor Services, Inc. and its subsidiaries, or any successor to the rating agency business thereof.

“Mortgage Amendment” means any amendment to an existing Mortgage executed and delivered by a duly authorized officer of each party to such existing Mortgage and duly acknowledged, and in suitable form for recording or filing in the recording or filing office where such existing Mortgage was recorded, together with (i) such other certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law and (ii) any other instruments necessary pursuant to applicable laws, all of which shall be in form and substance reasonably satisfactory to the Notes Collateral Agent.

“Mortgaged Properties” means Real Properties subject to a Mortgage securing Obligations under the Credit Agreement and Real Property subject to a Mortgage that is delivered after the date hereof pursuant to the terms of this Indenture; provided, however, in no event shall “Mortgaged Properties” include any Excluded Structure; provided, further, that such exclusion of Excluded Structures shall not exclude any interests in any lands or other Real Property that are situated under, in or adjacent to any such Excluded Structure.

“Mortgages” means each of the mortgages and deeds of trust encumbering the Mortgaged Properties made by the Issuer and the Guarantors party thereto in favor of, or for the benefit of, the Notes Collateral Agent for the benefit of the Notes Secured Parties and each Mortgage Amendment, in each case, in form and substance reasonably satisfactory to the Notes Collateral Agent, together with any other mortgages, deeds of trust or deeds to secure debt made by the Issuer or any Guarantor in accordance with Section 4.17(b) in favor of, or for the benefit of, the Notes Collateral Agent for the benefit of the Notes Secured Parties in form and substance reasonably satisfactory to the Notes Collateral Agent and the Issuer, in each case, as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends or accretion of any preferred stock. For purposes of the calculation of the Net Income of Parent, net income shall refer to the net income attributable to Six Flags Entertainment Corporation.

“Net Proceeds” means the aggregate cash proceeds received by Parent or any of its Restricted Subsidiaries, as the case may be, in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation or brokerage expenses incurred as a result thereof, taxes paid or payable as a result thereof (estimated reasonably and in good faith by the Issuer and after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien equal or senior in priority to the First Liens on the asset or assets that are the subject of such Asset Sale, any reserve for adjustment in respect of the sale price of such asset or assets and any reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such Asset Sale and retained by Parent or any of its Subsidiaries after such Asset Sale, including pension and other post-employment benefit liabilities and liabilities related to environmental matters, or against any indemnification obligations associated with such Asset Sale. Net Proceeds shall exclude any noncash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by Parent or any Restricted Subsidiary to cash.

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means this Indenture, the Notes, the Guarantees, the Security Documents and each Intercreditor Agreement.

“Note Obligations” means Obligations in respect of the Note Documents.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Collateral Agent” means U.S. Bank National Association, as collateral agent for the holders of the Notes Obligations under the Security Documents and any successor pursuant to the provisions of this Indenture and the Security Documents.

“Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders of the Notes.

“Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit, bank guarantees and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum relating to the offering of the Initial Notes dated April 15, 2020.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Executive Vice President, Senior Vice President or Vice-President of such Person or any equivalent.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to Parent, the Issuer, any Subsidiary of Parent, the Trustee or Notes Collateral Agent.

“Parent” means Six Flags Entertainment Corporation, and any and all successors thereto.

“Park” means collectively, any amusement or attraction park formed or acquired by any of Parent and its Subsidiaries.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Partnership Parks Agreements” means: (a) the Overall Agreement, dated as of February 15, 1997, among Six Flags Fund, Ltd. (L.P.), Salkin Family Trust, SFG, Inc., SFG-I, LLC, SFG-II, LLC, Six Flags Over Georgia, Ltd., SFOG II, Inc., SFOG II Employee, Inc., SFOG Acquisition A, Inc., SFOG Acquisition B, L.L.C., Six Flags Over Georgia, Inc., Six Flags Services of Georgia, Inc., Parent and Six Flags Theme Parks, Inc. and the Related Agreements (as defined therein), (b) the Overall Agreement dated as of November 24, 1997 among Six Flags Over Texas Fund, Ltd., Flags’ Directors, L.L.C., FD-II, L.L.C., Texas Flags, Ltd., SFOT Employee, Inc., SFOT Acquisition I, Inc., SFOT Acquisition II, Inc., Six Flags Over Texas, Inc., Parent and Six Flags Theme Parks, Inc., as amended by the Agreement dated as of December 6, 1999 between and among the foregoing parties and Six Flags Fund II, Ltd., and the Related Agreements (as defined therein), and (c) the Subordinated Indemnity Agreement, and each related agreement entered into in connection therewith (including, without limitation, the Beneficial Share Assignment Agreement, the Subordinated Indemnity Escrow Agreement, and the Acquisition Company Liquidity Agreement dated as of December 8, 2006 by and among Six Flags Operations Inc., Parent, Six Flags Theme Parks, Inc., GP Holdings, Inc., SFOG II, Inc., SFT Holdings, Inc., Time Warner Inc., TW-SPV Co., Warner Bros. Entertainment Inc. (as successor to Time Warner Entertainment Company, L.P.), the Acquisition Parties, SFOG Acquisition A Holdings, Inc., SFOG Acquisition B Holdings, Inc., SFOT Acquisition I Holdings, Inc. and SFOT Acquisition II Holdings, Inc.), in each case, as the same may be modified or amended at any time from time to time, provided such modification or amendment does not adversely affect the interests of the Holders in any material respect.

“Partnership Parks Entities” means, collectively, (i) Six Flags Over Georgia II, L.P., a Delaware limited partnership, Six Flags Over Georgia, Inc., a Delaware corporation, Texas Flags, Ltd., a Texas limited partnership, GP Holdings Inc., a Delaware corporation, SFOT Acquisition I Holdings, Inc., a Delaware corporation, SFOT Acquisition II Holdings, Inc., a Delaware corporation, SFOT Acquisition I, Inc., a Delaware corporation, and SFOT Acquisition II, Inc., a Delaware corporation, SFOG Acquisition A Holdings, Inc., a Delaware corporation, SFOG Acquisition B Holdings, Inc., a Delaware corporation, SFOG Acquisition A, Inc., a Delaware corporation, SFOG Acquisition B, L.L.C., a Delaware limited liability company, (ii) each of their respective Subsidiaries and (iii) any other Person in which Parent owns any Capital Stock, directly or indirectly, formed with one of its purposes being to hold Capital Stock in the entities described in clauses (i) or (ii) above, directly or indirectly.

“Permitted Asset Swap” means any trade or exchange of property or assets by Parent or any of its Restricted Subsidiaries for any other properties or assets that will be used in a Permitted Business; provided that (i) the aggregate Fair Market Value of the property or assets (including cash and Cash Equivalents) received by Parent or such Restricted Subsidiary is at least equal to the aggregate Fair Market Value of the property or assets disposed of by Parent or such Restricted Subsidiary in such trade or exchange, (ii) the aggregate amount of cash transferred or received by Parent or such Restricted Subsidiary in any such trade or exchange shall not exceed 25% of the total consideration for such trade or exchange and (iii) any cash received in such transaction shall be deemed proceeds of an Asset Sale, subject to the other limitations of this definition.

“Permitted Business” means the businesses of Parent and its Restricted Subsidiaries conducted (or proposed to be conducted) on the date of this Indenture and any business reasonably related, ancillary or complimentary thereto and any reasonable extension or evolution of any of the foregoing.

“Permitted Investments” means:

(1)                Investments in Parent or in a Restricted Subsidiary (including the Equity Interests of a Restricted Subsidiary);

(2)                Investments in cash, Cash Equivalents and Marketable Securities;

(3)                any guarantee of obligations of Parent or a Restricted Subsidiary permitted by Section 4.09 hereof;

(4)                Investments by Parent or any Restricted Subsidiary in a Person if, as a result of such Investment: (i) such Person becomes a Restricted Subsidiary or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary;

(5)                any Investments (i) acquired in exchange for any other Investment or accounts receivable (including obligations of trade creditors or customers that were incurred in the ordinary course of business) held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (ii) acquired as a result of a foreclosure by Parent or such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or (iii) received in compromise or resolution of litigation, arbitration or other disputes;

(6)                (i) any Investment existing on the date of this Indenture and (ii) any Investment (other than any Investment required by the Partnership Parks Agreements, which Investment, for the avoidance of doubt, is permitted under clause (10) of Section 4.07(b)) consisting of an extension, modification, renewal, replacement, refunding or refinancing of any Investment existing on, or made pursuant to a binding commitment existing on, the date of this Indenture; provided that the amount of any such Investment may be increased as required by the terms of such Investment as in existence on the date of this Indenture or as otherwise permitted under this Indenture;

(7)                Investments in any Person, including earnouts, to the extent such Investment represents the non-cash portion of the consideration received for an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof or for an asset disposition that does not constitute an Asset Sale;

(8)                loans or advances or other similar transactions with customers, distributors, clients, developers, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business, regardless of frequency;

(9)                other Investments in an amount not to exceed the greater of (i) $100.0 million and (ii) 4.0% of Parent’s Consolidated Total Assets (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) at any one time outstanding for all Investments made after the date of this Indenture; provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Parent after such date, such investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)              any Investment solely in exchange for, or made with the proceeds of, the issuance of Qualified Capital Stock;

(11)              any Investment in connection with Hedging Obligations and Foreign Currency Obligations;

(12)              any Investment acquired after the date of this Indenture as a result of the acquisition by Parent or any of its Restricted Subsidiaries of another Person, including by way of a merger, amalgamation or consolidation with or into Parent or any of its Restricted Subsidiaries in a transaction that is not prohibited by this Indenture after the date of this Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation;

(13)              any Investment consisting of workers’ compensation, performance and other similar deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business;

(14)              guaranties made in the ordinary course of business of obligations owed to landlords, suppliers, customers, and licensees of Parent or any of its Restricted Subsidiaries;

(15)              loans and advances to, or guarantees provided for benefit of, officers, directors and employees for business-related travel expenses, entertainment, moving and relocation expenses and other similar expenses, in each case incurred in the ordinary course of business;

(16)              any Investment consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17)              any Investment consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of intellectual property or leases, in each case, in the ordinary course of business;

(18)              [Reserved];

(19)              any Investment in any of Six Flags Over Texas Fund, Ltd., Six Flags Fund, Ltd., Six Flags Fund II, Ltd. or Six Flags Over Georgia, LLC for the purpose of making, and which Investment is used to make, directly or indirectly, an Investment by such Person in a Restricted Subsidiary;

(20)               repurchases of the Notes and the Existing Notes and loans under Credit Facilities;

(21)               Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(22)               Investments by Parent and its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or lessors in the ordinary course of business;

(23)               Investments in deposit accounts or securities accounts opened in the ordinary course of business;

(24)              any purchase of Capital Stock of Flags Beverages, Inc. pursuant to which such entity does not become a Restricted Subsidiary and which, together with all such other purchases under this clause (24) does not exceed $15.0 million in the aggregate;

(25)              Management Advances;

(26)              pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or consistent with past practice or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.12; and

(27)              any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of the covenant described under Section 4.11 (except those described in Sections 4.11(b)(4), (b)(6), (b)(9) and (b)(10)).

“Permitted Liens” means:

(1)                Liens securing the Notes and Liens securing any Guarantee;

(2)                Liens securing First Lien Obligations and Junior Lien Obligations;

(3)                Liens securing (i) Hedging Obligations and Foreign Currency Obligations permitted to be incurred under Section 4.09 hereto and (ii) cash management obligations not otherwise prohibited by this Indenture;

(4)                Liens securing (i) Purchase Money Indebtedness permitted under clause (6) of Section 4.09(b) hereof; provided that such Liens do not extend to any assets of Parent or its Restricted Subsidiaries other than the assets so acquired, constructed, installed or improved, products and proceeds thereof and insurance proceeds with respect thereto and (ii) Capital Lease Obligations permitted under clause (6) of Section 4.09(b) hereof; provided that such Liens do not extend to any assets of Parent or its Restricted Subsidiaries other than the assets subject to the sale and leaseback transaction, products and proceeds thereof and insurance proceeds with respect thereto;

(5)                Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged or amalgamated into or consolidated with Parent or any Restricted Subsidiary; provided that such Liens were not incurred in connection with, or in contemplation of, such merger, amalgamation or consolidation and do not apply to any assets other than the assets of the Person acquired in such merger, amalgamation or consolidation;

(6)                Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Liens were not incurred in connection with, or in contemplation of, such designation;

(7)                [Reserved];

(8)                Liens to secure the performance of statutory obligations, or letters of credit issued in the ordinary course of business, surety or appeal bonds or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, 30-day goods suppliers’, unpaid vendors’, repairer’s, storer’s, materialmen’s, construction contractors’ or other like Liens, in any case incurred in the ordinary course of business or consistent with past practice and with respect to amounts not yet delinquent for a period of more than 60 days or that are bonded or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP is made therefor;

(9)                Liens existing on the date of this Indenture;

(10)             Liens for unpaid wages, vacation pay, pension plan contributions, unfunded pension liabilities, employee and non-resident withholding taxes, unremitted goods and services and provincial sales taxes, payroll, business, income and other taxes, assessments or governmental charges or claims that are not yet delinquent for a period of more than 60 days or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP is made therefor;

(11)             Liens securing Indebtedness permitted under Sections 4.09(b)(10) and (11) hereof; provided that with respect to Section 4.09(b)(10) such Liens shall not extend to assets other than the assets that secure such Indebtedness being Refinanced;

(12)              Liens (other than Liens created or imposed under ERISA) incurred or deposits made by Parent or any Restricted Subsidiary in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or insurance or self-insurance arrangements or to secure the performance of tenders, statutory obligations, bids, leases, or to secure utilities, licenses, public obligations, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(13)              easements (including reciprocal easement agreements), rights-of-way, ground leases, covenants, licenses, survey exceptions, sewers, electric lines, telegraph and telephone lines and other similar purposes, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

(14)              licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of Parent or any Restricted Subsidiary;

(15)              Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens deemed to exist in connection with Investments in repurchase agreements that constitute Cash Equivalents;

(16)              normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(17)               Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(18)               [Reserved];

(19)               Liens securing Indebtedness of any Foreign Subsidiary incurred in accordance with Section 4.09(b)(14) hereof;

(20)              Liens (i) on assets or property of Parent or any Restricted Subsidiary securing Indebtedness or other obligations of Parent or such Restricted Subsidiary owing to Parent or another Restricted Subsidiary, (ii) in favor of Parent or any Restricted Subsidiary or (iii) on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(21)              Liens securing reimbursement obligations with respect to commercial letters of credit which solely encumber goods and/or documents of title and other property relating to such letters of credit and products and proceeds thereof;

(22)              extensions, renewals or refundings of any Liens referred to in clauses (5), (7) or (9) above; provided that any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced;

(23)              other Liens securing indebtedness that is permitted by the terms of this Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $100.0 million or (ii) 4.0% of Parent’s Consolidated Total Assets;

(24)              Liens incurred to secure any treasury management arrangement;

(25)              Liens on Equity Interests or other securities or assets of Unrestricted Subsidiaries;

(26)              Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (b) the period within which such proceedings may be initiated has not expired or (c) no more than 60 days have passed after (i) such judgment, decree, order or award has become final or (ii) such period within which such proceedings may be initiated has expired;

(27)              Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by Parent and its Restricted Subsidiaries in the ordinary course of business;

(28)              any interest or title of a lessor under any Capital Lease Obligation or operating lease;

(29)              any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30)              Liens arising out of the transactions contemplated by the Partnership Parks Agreements;

(31)              (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which Parent or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(32)              Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(33)              Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(34)              any security granted over the marketable securities portfolio described in clause (16) of the definition of Cash Equivalents in connection with the disposal thereof to a third party;

(35)               Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(36)               Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(37)              Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(38)              Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture; and

(39)              Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under Section 4.10 in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Issuer in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this covenant and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any insolvency or liquidation proceeding, whether or not allowed or allowable as a claim in any such insolvency or liquidation proceeding.

“Preferred Equity Interest” in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and expenses and related adjustments that:

(1)                were directly attributable to an acquisition, merger, amalgamation, consolidation, disposition or operational change that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the date of determination and calculated on a basis that is consistent with Regulation S-X under the Securities Act,

(2)                were actually implemented by the business that was the subject of any such acquisition, merger, amalgamation, consolidation, disposition or operational change or by any related business of Parent or any Restricted Subsidiary with which such business is proposed to be or is being or has been integrated within 12 months after the date of the acquisition, merger, amalgamation, consolidation, disposition or operational change and prior to the date of determination that are supportable and quantifiable by the underlying accounting records of any such business, or

(3)                relate to the business that is the subject of any such acquisition, merger, consolidation or disposition or any related business of Parent or any Restricted Subsidiary with which such business is proposed to be or is being or has been integrated and that are probable in the reasonable judgment of the Issuer based upon specifically identifiable actions to be taken within 12 months of the date of the acquisition, merger, amalgamation, consolidation or disposition, in each case regardless of whether such reductions and related adjustments could then be reflected in pro forma financial statements in accordance with Regulation S-X under the Securities Act or any other regulation or policy related thereto, as if all such reductions and related adjustments had been effected as of the beginning of such period.

“Property” means any right or interest in or to property of any kind whatsoever, whether Real Property, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) incurred (within 365 days of such purchase) to finance or refinance the purchase (including in the case of Capital Lease obligations the lease), construction, installation or improvement of any assets used or useful in a Permitted Business (whether through the direct purchase of assets or through the purchase of Capital Stock of any Person owning such assets); provided that the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets and costs incurred in such construction, installation or improvement.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means any Capital Stock of Parent that is not Disqualified Stock.

“Qualified Dividends” means (a) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of such Person, (b) dividends or distributions payable to Parent or any Restricted Subsidiary and (c) dividends or distributions by a Restricted Subsidiary other than a Wholly Owned Subsidiary made on or in respect of any class or series of its Capital Stock; provided that (i) Parent or a Restricted Subsidiary receives directly or indirectly at least its pro rata share of such dividend or distribution in accordance with its ownership of the Capital Stock of such series or class and (ii) with respect to any such dividend or distribution by either Co-Venture Partnership to the holders of its Capital Stock, the amount of such dividend or distribution, together with all such dividends and distributions made by the Co-Venture Partnerships after the date of this Indenture, does not exceed the aggregate cash flow generated by the Co-Venture Partnerships and available or previously distributed to Parent or any Restricted Subsidiary.

“Rating Agencies” means (a) S&P, (b) Moody’s, (c) Fitch or (d) if S&P, Moody’s or Fitch or any or all of them shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for S&P, Moody’s or Fitch or any or all of them, as the case may be.

“Real Properties” means all right, title and interest in and to any and all parcels of or interests in real property, including the easements, hereditaments and appurtenances relating thereto and the improvements thereon, owned by, or leased by, Parent, the Issuer or their respective Subsidiaries.

“Refinance” means, with respect to any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease, discharge or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer,” when used with respect to the Trustee or Notes Collateral Agent, as applicable, means any officer within the Corporate Trust Administration of the Trustee or Notes Collateral Agent, as applicable (or any successor group of the Trustee or Notes Collateral Agent, as applicable) or any other officer of the Trustee or Notes Collateral Agent, as applicable, customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” or “Restricted Subsidiaries” means any Subsidiary of Parent, including the Issuer, other than Unrestricted Subsidiaries.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its subsidiaries, or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Debt Documents” means any promissory notes, indenture, credit, guarantee or other operative agreements evidencing or governing any Secured Indebtedness, including, without limitation, the Note Documents.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Collateral Agreement, dated as of the date of this Indenture, among the Issuer, the Guarantors and the Notes Collateral Agent.

“Security Documents” means, collectively, the Intercreditor Agreements, to the extent then in effect, the Security Agreement, other security agreements, pledge agreements, collateral assignments, control agreements, deeds of trust, mortgages, intercreditor agreements or other grants or transfers for executed and delivered by the Issuer or any Guarantor creating (or purporting to create) a First Lien upon Collateral and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the UCC of the relevant states applicable to the Collateral), each for the benefit of the Notes Collateral Agent, as amended, amended and restated, modified, renewed or replaced from time to time.

“Shared Collateral” means, at any time, Collateral in which the holders of two or more series of First Lien Obligations and/or Junior Lien Obligations hold a valid and perfected security interest at such time. If more than two series of First Lien Obligations and/or Junior Lien Obligations are outstanding at any time and the holders of less than all series of First Lien Obligations and/or Junior Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those series of First Lien Obligations and/or Junior Lien Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any series which does not have a valid and perfected security interest in such Collateral at such time.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the date of this Indenture.

“Subordinated Indebtedness” means Indebtedness of Parent or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes or the Guarantees, as the case may be.

“Subordinated Indemnity Agreement” means the Subordinated Indemnity Agreement, dated as of April 1, 1998, among Parent and its subsidiaries, Time Warner Inc., Time Warner Entertainment Company, L.P. and TW-SPV Co., as the same may be modified or amended from time to time after April 1, 1998, provided such modification or amendment does not adversely affect the interests of the Holders in any material fashion.

“Subordinated Indemnity Escrow Agreement” means the Subordinated Indemnity Escrow Agreement dated as of September 28, 2006, by and among Parent, Warner Bros. Entertainment Inc. (as successor to Time Warner Entertainment Company, L.P.), Historic TW Inc. (formerly known as Time Warner Inc.) and The Bank of New York Mellon, as the same may be modified or amended at any time from time to time, provided such modification or amendment does not adversely affect the interests of the Holders in any material fashion.

“Subsidiary” or “Subsidiaries” means, (1) with respect to any Person, any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; provided that, notwithstanding the foregoing, each of the Partnership Parks Entities will be deemed to be a Subsidiary of Parent for all purposes under this Indenture, provided further, that none of Six Flags Over Texas Fund, Ltd., Six Flags Fund, Ltd., Six Flags Fund II, Ltd. or Six Flags Over Georgia, LLC will be deemed to be a Subsidiary of Parent for any purpose under this Indenture, provided further, however, that if Parent gains control of Six Flags Over Texas Fund, Ltd., Six Flags Fund, Ltd., Six Flags Fund II, Ltd. or Six Flags Over Georgia, LLC then such entities shall be deemed to be a “Subsidiary” for all purposes under this Indenture from the time Parent gains such control, and (2) any partnership or limited liability company (a) the sole general partner or the managing general partner (or equivalent) of which is the Person or a Subsidiary of the Person or (b) the only general partners of which are the Person or one or more Subsidiaries of the Person (or any combination thereof).

“Subsidiary Guarantor” means each Restricted Subsidiary that guarantees the Notes on the date of this Indenture and each other Restricted Subsidiary that executes a Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Total Indebtedness to Consolidated Cash Flow Ratio” means, with respect to any Person for any period, the ratio of:

(1)                the sum, without duplication, of (x) all Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis (but, in the case of revolving credit loans, calculated using (a) for the purposes of determining the Total Indebtedness to Consolidated Cash Flow Ratio pursuant to subclause (B) of Section 4.07(a) hereof and the Consolidated Secured Indebtedness Leverage Ratio pursuant to clause (2)(B) of the definition of Permitted Debt (except as otherwise provided for therein), the average principal amount of revolving credit loans under all Credit Facilities of such Person and its Restricted Subsidiaries outstanding on the last day of each of the four immediately preceding fiscal quarters during the immediately preceding 12 calendar month period and (b) for all other purposes under this Indenture, the lowest outstanding principal amount of revolving credit loans under all Credit Facilities of such Person and its Restricted Subsidiaries during the immediately preceding 12 calendar month period) and (y) the liquidation preference of all Disqualified Stock of such Person and its Restricted Subsidiaries and all Preferred Equity Interests of Restricted Subsidiaries of such Person, in each case, at the time of determination (the “Calculation Date”) on a consolidated basis, minus (z) the aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of Parent and the Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements are available up to a maximum amount equal to the amount of revolving credit loans included in the calculation pursuant to the parenthetical above, to

(2)                the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to the date for which internal financial statements are available.

For purposes of this definition, “Consolidated Cash Flow” shall be calculated after giving effect on a pro forma basis for the period of such calculation to (x) any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Debt and also including any Consolidated Cash Flow attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the most recent period of four fiscal quarters ending prior to the Calculation Date (the “Measurement Period”) or discontinued operations) and (y) operational changes that Parent or any of its Restricted Subsidiaries have both determined to make and have made, in each case occurring during the Measurement Period or at any time subsequent to the last day of the Measurement Period and on or prior to the Calculation Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Debt) or discontinued operations or operational change occurred on the first day of the Measurement Period, in each case giving effect to any Pro Forma Cost Savings.

Notwithstanding anything in this definition or anything else to the contrary, when calculating the Consolidated Secured Indebtedness Leverage Ratio or the Total Indebtedness to Consolidated Cash Flow Ratio, as applicable, in each case in connection with a Limited Condition Acquisition, the date of determination of such ratio and of any default or event of default blocker shall, at the option of the Issuer, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such ratios shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four-quarter reference period, and, for the avoidance of doubt, (x) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated Cash Flow of Parent or the target company) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided further, that if the Issuer elects to have such determinations occur at the time of entry into such definitive agreement, any such transaction shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of subsequently calculating any ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated Total Assets or Consolidated Net Income for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such Limited Condition Acquisition) shall not reflect such Limited Condition Acquisition until it is closed.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations will be made in good faith by a responsible financial or accounting officer of the Issuer as set forth in an Officers’ Certificate delivered to the Trustee.

“Total Secured Debt” means, as of any date of determination, (a) the aggregate principal amount of Secured Indebtedness of the Issuer and the Guarantors (other than Hedging Obligations, Foreign Currency Obligations and cash management obligations to the extent permitted by this Indenture) outstanding on such date (or deemed outstanding pursuant to clause (2)(b) of the definition of Permitted Debt), determined on a consolidated basis, plus (b) the average of the amounts of revolving credit Indebtedness outstanding under any Credit Facility on such last day and on the last day of each of the three immediately preceding fiscal quarters less (c) the aggregate amount of Unrestricted Cash and unrestricted Cash Equivalents of Parent and its Restricted Subsidiaries on such last day in an aggregate amount not to exceed $50.0 million in each case, as of the end of the most recent fiscal period for which internal financial statements are available.

“Trademark License” means any written agreement providing for the grant by or to any Guarantor of any right to use any Trademark, but excluding the Excluded Assets.

“Trademarks” means (i) all trademarks, trade names, brand names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, service marks, logos and other source or business identifiers, and all goodwill associated therewith or symbolized thereby, now existing or hereafter adopted or acquired, all registrations thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any group of countries, other country or any political subdivision thereof, and all common-law rights related thereto, and (ii) the right to obtain all renewals thereof.

“Treasury Rate” means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to July 1, 2022; provided, however, that if the period from the redemption date to July 1, 2022 is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to July 1, 2022 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

“Trustee” means U.S. Bank National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code (or equivalent statute) as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Cash” means all cash that is not restricted cash, as determined in accordance with GAAP.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” or “Unrestricted Subsidiaries” means (a) any Subsidiary designated as an Unrestricted Subsidiary in a resolution of Parent’s Board of Directors in accordance with the instructions set forth below and (b) any Subsidiary of an Unrestricted Subsidiary.

Parent’s Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as:

(1)                no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary, immediately after such designation: (i) is guaranteed by Parent or any of its Restricted Subsidiaries; (ii) is recourse to Parent or any of its Restricted Subsidiaries; or (iii) subjects any property or asset of Parent or any of its Restricted Subsidiaries to satisfaction thereof;

(2)                except as otherwise permitted by this Indenture (including by Section 4.11 hereof) none of Parent or any other Subsidiary (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement or understanding with such Subsidiary, written or oral, other than on terms no less favorable to Parent or such other Subsidiary than those that might be obtained at the time from Persons who are not Parent’s Affiliates; and

(3)                none of Parent or any other Subsidiary (other than another Unrestricted Subsidiary) has any obligation: (i) to subscribe for additional shares of Capital Stock of such Subsidiary or other equity interests therein; or (ii) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results.

If at any time after the date of this Indenture Parent designates an additional Subsidiary as an Unrestricted Subsidiary, Parent will be deemed to have made a Restricted Investment in an amount equal to the Fair Market Value (as determined in good faith by Parent’s Board of Directors evidenced by a resolution of Parent’s Board of Directors and set forth in an Officers’ Certificate delivered to the Trustee no later than ten business days following a request from the Trustee) of such Subsidiary. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if, at the time of such designation after giving pro forma effect thereto, no Default or Event of Default shall have occurred or be continuing.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02	Other Definitions.

Term	Defined in Section
“Action”	12.07
“Affiliate Transaction”	4.11
“Authentication Order”	2.02
“Basket Period”	4.07
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Collateral Advance Offer”	4.10
“Collateral Advance Portion”	4.10
“Collateral Asset Sale Offer”	4.10
“Collateral Excess Proceeds”	4.10
“Covenant Defeasance”	8.03
“Declined Collateral Excess Proceeds”	4.10
“Declined Non-Collateral Excess Proceeds”	4.10
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Excess Proceeds Offer”	4.10
“Foreign Disposition”	4.10
“Increased Amount”	4.12
“incur”	4.09
“Initial Default”	6.01
“Investment Grade Status”	4.16
“Legal Defeasance”	8.02
“Non-Collateral Advance Offer”	4.10
“Non-Collateral Advance Portion”	4.10
“Non-Collateral Asset Sale Offer”	4.10
“Non-Collateral Excess Proceeds”	4.10
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Permitted Parties”	4.03
“Permitted Payments”	4.07
“Proceeds Application Period”	4.10
“Purchase Date”	3.09
“Refinancing Indebtedness”	4.09
“Registrar”	2.03
“Restricted Payments”	4.07
“Reversion Date”	4.16
“Security Document Order”	12.07
“Suspended Covenants”	4.16
“Suspension Period”	4.16

Section 1.03	Incorporation by Reference of Trust Indenture Act.

This Indenture is not qualified under the TIA. If, in the future, this Indenture is qualified under the TIA, whenever this Indenture refers to a provision of the TIA as applicable to this Indenture, the provision is incorporated by reference in and made a part of this Indenture (to the extent applicable); provided, however, that the foregoing does not imply (and shall not be interpreted to mean) that this Indenture is or will be qualified under the TIA in the future.

The following TIA term used in this Indenture has the following meaning:

“obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

Section 1.04	Rules of Construction.

Unless the context otherwise requires:

(a)                a term has the meaning assigned to it;

(b)                an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                “or” is not exclusive;

(d)                “including” is not limiting;

(e)                words in the singular include the plural, and in the plural include the singular;

(f)                 “will” shall be interpreted to express a command;

(g)                provisions apply to successive events and transactions; and

(h)                references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

Article 2

THE NOTES

Section 2.01	Form and Dating.

(a)                General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)                Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

Section 2.02	Execution and Authentication.

At least one Officer must sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Issuer signed by an Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03	Registrar and Paying Agent.

The Issuer will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer, Parent or any of its Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04	Paying Agent to Hold Money in Trust.

The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest, if any, on, the Notes, and will notify the Trustee in writing of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than Parent, the Issuer or another Subsidiary) will have no further liability for the money. If Parent, the Issuer or another Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee will serve as Paying Agent for the Notes.

Section 2.05	Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06	Transfer and Exchange.

(a)                Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuer for Definitive Notes if:

(1)                the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days after the date of such notice from the Depositary;

(2)                the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3)                 there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b)                Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)                Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)                All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)              both:

(i)                 a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)                instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)               both:

(i)                 a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)                instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3)                Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A)               if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)               if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)               if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4)                Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A)               if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B)               if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (4), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to paragraph (4) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to Section 2.06(b)(4) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)                Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)                Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)               if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)               if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)               if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)               if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)                if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F)               if such beneficial interest is being transferred to Parent, the Issuer or any of Parent’s other Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)               if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)                Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A)              if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B)              if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)                Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d)                Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)                Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)              if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)              if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)              if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)              if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)               if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F)               if such Restricted Definitive Note is being transferred to Parent, the Issuer or any of Parent’s Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)              if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(2)                Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)              if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B)              if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of either of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)                Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)                Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)                Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)              if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)              if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)              if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)                Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)              if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B)              if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (2), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)                Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)                 Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)                Private Placement Legend.

(A)              Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITY EVIDENCED HEREBY (OR ANY INTEREST OR PARTICIPATION THEREIN) MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, ENCUMBERED, DISPOSED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, ASSIGNED, PLEDGED, ENCUMBERED, DISPOSED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

BY ACCEPTANCE OF THIS NOTE OR ANY INTEREST HEREIN, EACH PURCHASER AND SUBSEQUENT TRANSFEREE WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH PURCHASER OR TRANSFEREE TO ACQUIRE OR HOLD THIS NOTE CONSTITUTES ASSETS OF ANY EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), ANY PLAN SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986 (THE “CODE”) OR ANY OTHER ACCOUNT OR ARRANGEMENT SUBJECT TO NON-U.S., STATE, LOCAL OR OTHER FEDERAL LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FOREGOING OR (II) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE BY SUCH PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION OF NON-U.S., STATE, LOCAL OR FEDERAL LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO ERISA OR SECTION 4975 OF THE CODE.”

(B)              Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2)                Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g)                Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)                General Provisions Relating to Transfers and Exchanges.

(1)                To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)                No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(3)                The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)                All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)                Neither the Registrar nor the Issuer will be required:

(A)              to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)              to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)              to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)                Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7)                The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)                All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronic image scan.

Section 2.07	Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08	Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by Parent, the Issuer or a Subsidiary of Parent shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than Parent, the Issuer, a Subsidiary of Parent or an Affiliate of any thereof) holds, by 10:00 a.m. Eastern time on a redemption date or other maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10	Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11	Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirements of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Article 3
REDEMPTION AND PREPAYMENT

Section 3.01	Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(a)                the clause of this Indenture pursuant to which the redemption shall occur;

(b)                the redemption date;

(c)                the principal amount of Notes to be redeemed; and

(d)                the redemption price (if then determined and otherwise the method of determination).

Section 3.02	Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase pursuant to Article 3 or Section 4.14 hereof at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate; provided that no Notes with a principal amount of $2,000 or less shall be redeemed in part. In the case of a global note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof.

The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03	Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, by electronic submission (for Notes held in book-entry form) or by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.

The notice will identify the Notes to be redeemed and will state:

(a)                the redemption date;

(b)                the redemption price (if then determined and otherwise the method of determination);

(c)                if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a portion of the original Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note;

(d)                the name and address of the Paying Agent;

(e)                that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)                 Notes called for redemption become due on the date fixed for redemption (except as set forth in Section 3.04 hereof);

(g)                that, unless the Issuer defaults in making such redemption payment, interest on Notes or portions thereof called for redemption ceases to accrue on and after the redemption date;

(h)                the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(i)                 that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Officers’ Certificate delivered to the Trustee pursuant to Section 3.01 hereof requests that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04	Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable (subject to the next succeeding sentence) on the redemption date at the redemption price. Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of a corporate transaction (including an Equity Offering, an incurrence of Indebtedness, an acquisition or financing transaction or a Change of Control) and any such redemption or redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction (including an Equity Offering, an incurrence of Indebtedness, an acquisition or financing transaction or a Change of Control). If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Section 3.05	Deposit of Redemption or Purchase Price.

Prior to 10:00 a.m. Eastern Time, on any redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent an amount of money, in immediately available funds, sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid.

Section 3.06	Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07	Optional Redemption.

(a)                At any time and from time to time prior to July 1, 2022, the Issuer may at its option redeem up to 35% of the aggregate principal amount of the Notes outstanding (which includes Additional Notes, if any) at a redemption price equal to 107.000% of the principal amount thereof on the redemption date, together with accrued and unpaid interest to, but not including such redemption date (subject to the rights of Holders of the Notes on the relevant record date to receive payments of interest on the related interest payment date), with an amount of cash equal to the net cash proceeds received by, or contributed to, the Issuer from one or more Equity Offerings of Parent; provided that:

(1)                at least 65% in aggregate principal amount of the Notes originally issued (calculated after giving effect to any issuance of any Additional Notes but excluding any Notes held by Parent and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)                such redemption occurs no later than the 180th day following such Equity Offering.

(b)                At any time and from time to time prior to July 1, 2022, the Issuer may, at its option, redeem all or any portion of the Notes outstanding (which includes Additional Notes, if any) at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest to, but not including, such redemption date (subject to the rights of Holders of the Notes on the relevant record date to receive payments of interest on the related interest payment date), plus the Make Whole Amount.

(c)                Except pursuant to Section 3.07(a) or (b) hereof, the Notes will not be redeemable at the Issuer’s option prior to July 1, 2022.

(d)                On or after July 1, 2022, the Notes will be subject to redemption at the Issuer’s option, in whole or in part, upon not less than 30 days nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to, but not including, the applicable redemption date (subject to the rights of Holders of the Notes on the relevant record date to receive payments of interest on the related interest payment date), if redeemed during the 12-month period beginning on July 1 of the years indicated below:

Year	Percentage
2022	103.500%
2023	101.750%
2024 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e)                Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(f)                 At any time, in connection with any tender offer for the Notes, including pursuant to the provisions of Section 3.09 or Section 4.14 hereof, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such a tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right upon not less than 30 nor more than 60 days’ prior notice, given not more than 15 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

Section 3.08	Mandatory Redemption.

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09	Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Issuer is required to commence an Excess Proceeds Offer, it will follow the procedures specified below.

The Excess Proceeds Offer shall be made to all Holders of the Notes, and, as applicable, (i) if required by the terms of any other First Lien Obligations, to all holders of such other First Lien Obligations, and (ii) if required under the terms of other Indebtedness of Parent or a Restricted Subsidiary, to all holders of such other Indebtedness, in each case containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Excess Proceeds Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, as applicable, such other First Lien Obligations or other Indebtedness (on a pro rata basis based on the principal amount of Notes and, as applicable, such other First Lien Obligations or other Indebtedness surrendered, if applicable) or, if less than the Offer Amount has been surrendered, all Notes and, as applicable, such other First Lien Obligations or other Indebtedness, as applicable, surrendered in response to the Excess Proceeds Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Excess Proceeds Offer.

Upon the commencement of an Excess Proceeds Offer, the Issuer will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Excess Proceeds Offer. The notice, which will govern the terms of the Excess Proceeds Offer, will state:

(a)                that the Excess Proceeds Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Excess Proceeds Offer will remain open;

(b)                the Offer Amount, the purchase price and the Purchase Date;

(c)                that any Note not tendered or accepted for payment will continue to accrue interest;

(d)                that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Excess Proceeds Offer will cease to accrue interest after the Purchase Date;

(e)                that Holders electing to have a Note purchased pursuant to an Excess Proceeds Offer may elect to have Notes purchased in denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

(f)                 that Holders electing to have Notes purchased pursuant to any Excess Proceeds Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g)                that Holders will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, electronic image scan, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h)                that, if the aggregate principal amount of Notes and, as applicable, other First Lien Obligations or other Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Issuer will select the Notes and, as applicable, other First Lien Obligations or other Indebtedness to be purchased on a pro rata basis (except that any Notes represented by a note in global form will be selected by such method as DTC may require) based on the principal amount of Notes and, as applicable, such other First Lien Obligations or other Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(i)                 that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis (except that any Notes represented by a note in global form will be selected by such method as DTC may require) to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Excess Proceeds Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09. The Issuer, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon written request from the Issuer, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Excess Proceeds Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Article 4

COVENANTS

Section 4.01	Payment of Notes.

The Issuer will pay or cause to be paid the principal of, premium on, if any, and interest, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than Parent, the Issuer or a Subsidiary of Parent, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

Section 4.02	Maintenance of Office or Agency.

The Issuer will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

Section 4.03	Reports.

(a)                Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Parent will furnish to the Holders of Notes all quarterly and annual financial information within 15 days after the times specified for the filing of the information, documents and reports for non-accelerated filers, that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Parent was required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the independent registered public accounting firm of Parent, provided, however, that to the extent such reports are filed with the SEC and publicly available, no additional copies need be provided to Holders of the Notes.

(b)                Parent will file such information with the SEC to the extent that Parent is subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act. In the event Parent is no longer required to file reports with the SEC, Parent will make available such information and such reports by confidentially posting such information on any password-protected online data system, and will make such information readily available on any password-protected online data system to any beneficial owner of Notes, bona fide prospective investor, any securities analyst (to the extent providing analysis of investment in the Notes) or any bona fide market maker in the Notes (“Permitted Parties”) upon certification to Parent as provided in the next succeeding paragraph. Any such password-protected online data system may, at Parent’s option, require a confidentiality acknowledgement in order to access the information and reports contained thereon. The Trustee shall have no responsibility or obligation whatsoever to determine if such posting has occurred or for the content of such reports.

Any person who requests or accesses such financial information or seeks to participate in any conference calls required by this covenant will be required to certify to Parent (to Parent’s reasonable satisfaction) that:

(1)                it is a Permitted Party;

(2)                it will not use the information in violation of applicable securities laws or regulations;

(3)                it will keep such reports and provided information confidential and will not communicate the reports or information to any Person;

(4)                it will not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes; and

(5)                it will not use the information to compete with Parent or any of its Subsidiaries and it is not a Person (which includes such Person’s Affiliates) that is principally engaged in a competitive business or that derives a significant portion of its revenues from the operation of a competitive business.

Parent agrees that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, it shall furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c)                Following the first full fiscal quarter after the date of this Indenture, so long as any Notes are outstanding Parent will use commercially reasonable efforts to (A) within 15 business days after furnishing the reports required by paragraph (a) of this Section 4.03, hold a conference call to discuss such reports, and (B) issue a press release prior to the date of such conference call, announcing the time and date and either including information necessary to access the call or directing Holders of the Notes, prospective investors, broker-dealers and securities analysts to contact the appropriate Person at Parent to obtain such information; provided that Parent may satisfy the requirements of this paragraph by issuing its regular quarterly earnings release and conducting its regular investor conference calls.

(d)                To the extent not otherwise required by the rules and regulations of the SEC, none of the reports referenced in paragraph (a) of this Section 4.03 will be required to (1) comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Items 301, 302, 402, 405, 406 or 407 of Regulation S-K or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein) or Item 601 of Regulation S-K (with respect to exhibits), in each case, as in effect on the date of this Indenture, (2) contain the separate financial information for the Issuer, Subsidiary Guarantors or Subsidiaries contemplated by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC (or any similar successor provision) or (3) to comply with any requirements of Regulation S-K or Regulation S-X promulgated by the SEC to the extent such requirements were not complied with in the Offering Memorandum or to otherwise provide any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type included in the Offering Memorandum or (4) to provide financial statements in interactive data format using the eXtensible Business Reporting Language.

Section 4.04	Compliance Certificate.

The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default or Event of Default, a review of the activities of the Issuer during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year. If so, the certificate shall describe the Default or Event of Default, its status and the action the Issuer is taking or proposes to take with respect thereto.

Section 4.05	Taxes.

The Issuer will pay or discharge or cause to be paid or discharged, prior to delinquency, all material taxes, assessments, and governmental charges levied upon the Issuer or any Subsidiary, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06	Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07	Limitation on Restricted Payments.

(a)                Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)                declare or pay any dividend or make any other payment or distribution on account of Parent’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Parent or any Restricted Subsidiary) or to the direct or indirect holders of Parent’s or any Restricted Subsidiary’s Equity Interests in their capacity as such (other than Qualified Dividends);

(2)                purchase, repurchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Parent or the Issuer) any Equity Interests of Parent held by Persons other than Parent or a Restricted Subsidiary;

(3)                make any principal payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of Parent or any Subsidiary Guarantor (excluding any intercompany Indebtedness between or among Parent and any Restricted Subsidiary), other than the purchase, repurchase, redemption defeasance or other acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase redemption, defeasance or other acquisition or retirement; or

(4)                make any Restricted Investment

(all such prohibited payments and other actions set forth in clauses 4.07(a)(1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A)              no Default or Event of Default shall have occurred and be continuing or would result immediately thereafter therefrom;

(B)              the Total Indebtedness to Consolidated Cash Flow Ratio of Parent at the time of such Restricted Payment is less than or equal to 5.50 to 1.0 determined on a pro forma basis; and

(C)              such Restricted Payment, together with the aggregate amount of all other Restricted Payments made after the date of this Indenture (subject to Section 4.07(c)), is less than the sum, without duplication, of:

(i)               an amount equal to Parent’s Consolidated Cash Flow for the period (treated as one accounting period) from April 1, 2016 to the end of Parent’s most recently ended fiscal quarter for which internal consolidated financial statements are available at the time of such Restricted Payment (the “Basket Period”) less the product of 1.4 times Parent’s Consolidated Interest Expense for the Basket Period; plus

(ii)               an amount equal to the sum of (x) 100% of the aggregate net cash proceeds and the Fair Market Value (as determined in good faith by the Issuer) of any property or assets or marketable securities received by Parent as a contribution to its common equity capital or from the issue or sale of Qualified Capital Stock (other than Qualified Capital Stock sold to any of its Subsidiaries), following June 16, 2016 and (y) the aggregate amount by which Indebtedness (other than any Indebtedness owed to any of its Subsidiaries) incurred by Parent or any Restricted Subsidiary subsequent to June 16, 2016 is reduced on Parent’s balance sheet upon the conversion or exchange into Qualified Capital Stock (less the amount of any cash, or the Fair Market Value (as determined in good faith by the Issuer) of assets distributed by Parent or any Restricted Subsidiary upon such conversion or exchange); plus

(iii)             if any Unrestricted Subsidiary is redesignated by Parent as a Restricted Subsidiary or if any Unrestricted Subsidiary is merged or consolidated into Parent or a Restricted Subsidiary or if any Unrestricted Subsidiary transfers all or substantially all of its assets to Parent or a Restricted Subsidiary, an amount equal to the Fair Market Value (as determined in good faith by the Issuer) of the Investment by Parent or a Restricted Subsidiary in such Subsidiary (or the assets transferred) at the time of such redesignation or at the time of such merger or consolidation or transfer of assets; provided, however, that the foregoing amount shall not exceed the amount of Restricted Investments made by Parent or any Restricted Subsidiary in any such Unrestricted Subsidiary following June 16, 2016 which reduced the amount available for Restricted Payments pursuant to this clause (C) less amounts received by Parent or any Restricted Subsidiary from such Unrestricted Subsidiary that increased the amount available for Restricted Payments pursuant to clause (iv) below; plus

(iv)              100% of any cash dividends and other cash distributions and the Fair Market Value (as determined in good faith by the Issuer) of property or assets other than cash received by Parent and its Restricted Subsidiaries from an Unrestricted Subsidiary since June 16, 2016 to the extent not included in Consolidated Cash Flow and 100% of the net proceeds received by Parent or any of its Restricted Subsidiaries from the sale of any Unrestricted Subsidiary; provided, however, that the foregoing amount shall not exceed the amount of Restricted Investments made by Parent or any Restricted Subsidiary in any such Unrestricted Subsidiary following June 16, 2016 which reduced the amount available for Restricted Payments pursuant to this clause (C); plus

(v)                to the extent not included in clauses (i) through (iv) above, an amount equal to the net reduction in Restricted Investments of Parent and its Restricted Subsidiaries following June 16, 2016 resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to Parent or to a Restricted Subsidiary or from the net cash proceeds from the sale, conveyance, liquidation or other disposition of any such Restricted Investment.

(b)                The provisions of Section 4.07(a) hereof will not prohibit the following (collectively, “Permitted Payments”):

(1)                the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2)                the redemption, repurchase, retirement or other acquisition of any Equity Interests of Parent or any Restricted Subsidiary in exchange for, or out of the net proceeds of the issue or sale within 60 days of, Qualified Capital Stock (other than Qualified Capital Stock issued or sold to any of its Subsidiaries);

(3)                the redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness of Parent or any Restricted Subsidiary (i) in exchange for, or out of the proceeds of the issuance and sale within 60 days of, Qualified Capital Stock, (ii) in exchange for, or out of the proceeds of the incurrence within 60 days of, Refinancing Indebtedness permitted to be incurred under clause (10) of Section 4.09(b) hereof or other Indebtedness permitted to be incurred under Section 4.09 or (iii) with the Net Proceeds from an Asset Sale or upon a Change of Control, in each case, to the extent required by the agreement governing such Subordinated Indebtedness but only if the Issuer shall have previously applied such Net Proceeds to make an Excess Proceeds Offer or made a Change of Control Offer, as the case may be, in accordance with Section 4.10 or Section 4.14 hereof, as the case may be, and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming or repurchasing such Subordinated Indebtedness;

(4)                any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of Parent or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of Parent or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be incurred pursuant to Section 4.09 hereof and constitutes Refinancing Indebtedness;

(5)                the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Parent or any of its Restricted Subsidiaries or shares of Preferred Equity Interests of any Restricted Subsidiary issued in accordance with Section 4.09 hereof;

(6)                repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or upon the vesting of restricted stock units if such Equity Interests represent the exercise price of such options or warrants or represent withholding taxes due upon such exercise or vesting;

(7)                the repurchase, retirement or other acquisition for value of Equity Interests of Parent or any Restricted Subsidiary of Parent held by any future, present or former employee, director or consultant of Parent or any Subsidiary of Parent (or any such Person’s permitted transferees, assigns, estates, trusts or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or upon termination of such employee, director or consultant’s employment or directorship; provided that the aggregate amounts paid under this clause (7) do not exceed $5.0 million in any calendar year; provided further that (i) Parent may carry forward and make in a subsequent calendar year the amount of such purchases, redemptions or other acquisitions permitted to have been made but not made in any preceding calendar year up to a maximum of $5.0 million in any calendar year pursuant to this clause (7) and (ii) such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by Parent or any Restricted Subsidiary after June 16, 2016;

(8)                payments or distributions by Parent or any of its Restricted Subsidiaries to dissenting stockholders pursuant to applicable law in connection with any merger, amalgamation or acquisition consummated on or after June 16, 2016 and not prohibited by this Indenture;

(9)                purchases, redemptions or acquisitions of fractional shares of Equity Interests arising out of stock dividends, splits or combinations or business combinations;

(10)            the purchase, redemption, retirement or other acquisition by Parent or any Restricted Subsidiary of partnership interests held by the partners in the limited partners of the Co-Venture Partnerships, the co-general partner of the Co-Venture Partnerships or, in each case, their successors, in accordance with and in the manner required or permitted by the terms of the Partnership Parks Agreements;

(11)            Restricted Payments in an aggregate amount not to exceed $50.0 million in any quarterly period ending on March 31, June 30, September 30 and December 31 of each year beginning in the quarterly period commencing on July 1, 2020;

(12)            any Restricted Payments, so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to fund such Restricted Payment, the Total Indebtedness to Consolidated Cash Flow Ratio of Parent shall be no greater than 4.25 to 1.0, provided that no Default or Event of Default shall have occurred and be continuing or would result immediately thereafter therefrom; and

(13)            dividends and distributions (other than any Qualified Dividends) made by any Restricted Subsidiary on or with respect to such Person’s Capital Stock required under the Partnership Parks Agreements.

(c)                Restricted Payments made pursuant to Section 4.07(a) and pursuant to clause (1) (to the extent that Section 4.07(a) was relied upon at the time of declaration or notice) shall be included as Restricted Payments in any computation made pursuant to clause (C) of Section 4.07(a) and all other Permitted Payments shall be excluded from any such computation.

(d)                If Parent or any Restricted Subsidiary makes a Restricted Investment and the Person in which such Investment was made subsequently becomes a Restricted Subsidiary, to the extent such Investment resulted in a reduction in the amounts calculated under clause (C) of Section 4.07(a) or under any other provision of this Section 4.07 (which was not subsequently reversed), then such amount shall be increased by the amount of such reduction.

(e)                For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in Section 4.07(b)(1) through (13), or is permitted pursuant to Section 4.07(a), Parent will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07.

(f)                 The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Parent or the Subsidiary, as the case may be, pursuant to the Restricted Payment, which value will be determined by the Board of Directors of Parent.

Section 4.08	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)                Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)                pay dividends or make any other distribution to Parent or any Restricted Subsidiary on its Capital Stock (it being understood that the priority of any Preferred Equity Interests in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common equity shall not be deemed a restriction on the ability to make distributions on Capital Stock) or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Parent or any Restricted Subsidiary;

(2)                make loans or advances to Parent or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to Parent or any Restricted Subsidiary to other Indebtedness incurred by Parent or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)                sell, lease or transfer any of its properties or assets to Parent or any Restricted Subsidiary.

(b)                The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1)                Existing Indebtedness and existing agreements as in effect on the date of this Indenture (including (i) without limitation, any Credit Facilities and (ii) any agreements governing Indebtedness incurred by the Partnership Parks Entities pursuant to clause (24) of Section 4.09(b));

(2)              applicable law, rule, regulation or order;

(3)              any instrument governing Acquired Debt and any other agreement or instrument of an acquired Person or any of its Subsidiaries as in effect at the time of acquisition (except to the extent such Indebtedness or other agreement or instrument was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or any of its Subsidiaries;

(4)              Refinancing Indebtedness (as defined under Section 4.09 hereof); provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being Refinanced;

(5)              agreements governing Indebtedness of Parent ranking pari passu with the Notes; provided that except as set forth in clause (18) below such restrictions are no more restrictive taken as a whole than those imposed by this Indenture and the Notes;

(6)              agreements governing Indebtedness permitted to be incurred under the provisions of Section 4.09 hereof; provided that the restrictions therein will not materially adversely impact the Issuer’s ability to make required principal or interest payments on the Notes (as determined by the Issuer in good faith);

(7)              customary non-assignment provisions in contracts, leases, sub-leases and licenses entered into in the ordinary course of business;

(8)              any agreement for the sale or other disposition of a Restricted Subsidiary (other than the Issuer) or any of its assets in compliance with the terms of this Indenture that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(9)              provisions limiting the disposition or distribution of assets or property (including cash) in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), and customary provisions in joint venture agreements and other similar agreements applicable to the Equity Interests or Indebtedness of such joint venture, which limitation is applicable only to the assets that are the subject of such agreements;

(10)            Permitted Liens;

(11)            Secured Indebtedness otherwise permitted to be incurred by this Indenture that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(12)            Purchase Money Indebtedness or Capital Lease Obligations that imposes restrictions of the type described in clause (3) of Section 4.08(a) on the property so acquired;

(13)            provisions in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis;

(14)            restrictions in Investments in Persons that are Restricted Subsidiaries;

(15)            any encumbrance or restriction pursuant to Hedging Obligations;

(16)            Indebtedness or other agreements including, without limitation, agreements described in clause (9) above, of any Restricted Subsidiary that is not a Guarantor that impose restrictions solely on such Restricted Subsidiary and its Subsidiaries; or

(17)            any restriction on cash or other deposits or net worth imposed by customers, licensors or lessors or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business.

(18)            any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (17) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the Issuer’s good faith judgment, not materially more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

Section 4.09	Limitation on Incurrence of Indebtedness.

(a)                Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and Parent will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Preferred Equity Interests; provided, however, that, notwithstanding the foregoing, Parent, the Issuer and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) and any Subsidiary Guarantor may issue Preferred Equity Interests, in each case, if the Total Indebtedness to Consolidated Cash Flow Ratio of Parent at the time of such incurrence or issuance, as the case may be, would have been less than or equal to 5.50 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Equity Interests had been issued, as the case may be, at the beginning of such four-quarter period.

(b)                The provisions of Section 4.09(a) hereof will not prohibit any of the following (each of the following, “Permitted Debt”):

(1)                Indebtedness represented by the Notes and the Guarantees;

(2)                the incurrence by Parent and its Restricted Subsidiaries of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (2) (with letters of credit being deemed to have a principal amount equal to the face amount thereof) not to exceed the greater of:

(A)              $1.435 billion; and

(B)              (i) if such Indebtedness is secured by Liens on Collateral on a First Lien basis, the Consolidated Secured Indebtedness Leverage Ratio (determined at the time of such incurrence or issuance on a pro forma basis and assuming any revolving facility established in connection therewith is fully drawn and without netting the cash proceeds of such Indebtedness) is either not greater than 3.75 to 1.00 or not greater than such Consolidated Secured Indebtedness Leverage Ratio immediately prior to incurrence; and (ii) if such Indebtedness is secured by Liens on Collateral on a Junior Lien basis, the Consolidated Secured Indebtedness Leverage Ratio (determined at the time of such incurrence or issuance on a pro forma basis and assuming any revolving facility established in connection therewith is fully drawn and without netting the cash proceeds of such Indebtedness) is either not greater than 4.75 to 1.00 or not greater than such Consolidated Secured Indebtedness Leverage Ratio immediately prior to such incurrence;

plus in the case of any Refinancing of any Indebtedness permitted under this clause (2) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) incurred in connection with such refinancing;

(3)                the incurrence by Parent or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent and any of its Restricted Subsidiaries and the issuance of Preferred Equity Interests of a Restricted Subsidiary; provided, however, that:

(A)              if Parent, the Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not Parent, the Issuer or a Subsidiary Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the Notes, in the case of the Issuer, or the Guarantee, in the case of a Guarantor;

(B)              if such Preferred Equity Interests are issued by the Issuer or a Subsidiary Guarantor, such Preferred Equity Interests are held by Parent, the Issuer or a Subsidiary Guarantor; and

(C)              (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or Preferred Equity Interests being held by a Person other than Parent or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness or Preferred Equity Interests to a Person that is not either Parent or a Restricted Subsidiary of Parent, will be deemed, in each case, to constitute an incurrence of such Indebtedness or the issuance of Preferred Equity Interests, as applicable, by Parent or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (3);

(4)                Indebtedness, Disqualified Stock or Preferred Equity Interests of (x) Parent or any Restricted Subsidiary incurred or issued to finance the acquisition of any Person, property or assets or (y) Persons that are acquired by Parent or any Restricted Subsidiary or merged into or consolidated with Parent or a Restricted Subsidiary in accordance with the terms of this Indenture (including Acquired Debt); provided that after giving effect to the incurrence of such Indebtedness on a pro forma basis (including a pro forma application of the net proceeds therefrom), if more than $10.0 million of such Indebtedness, Disqualified Stock or Preferred Equity Interests is at any time outstanding under this clause (4), either:

(A)              if such Indebtedness is secured by Liens on Collateral on a First Lien basis, the Consolidated Secured Indebtedness Leverage Ratio (determined at the time of such incurrence or issuance on a pro forma basis and assuming any revolving facility established in connection therewith is fully drawn and without netting the cash proceeds of such Indebtedness) is either not greater than 3.75 to 1.00 or not greater than such Consolidated Secured Indebtedness Leverage Ratio immediately prior to the consummation of such acquisition, merger, amalgamation, consolidation or Investment;

(B)              if such Indebtedness is secured by Liens on Collateral on a Junior Lien basis, the Consolidated Secured Indebtedness Leverage Ratio (determined at the time of such incurrence or issuance on a pro forma basis and assuming any revolving facility established in connection therewith is fully drawn and without netting the cash proceeds of such Indebtedness) is either not greater than 4.75 to 1.00 or not greater than such Consolidated Secured Indebtedness Leverage Ratio immediately prior to the consummation of such acquisition, merger, amalgamation, consolidation or Investment; or

(C)              if such Indebtedness is unsecured or secured only by Liens on property that is not Collateral, the Total Indebtedness to Consolidated Cash Flow Ratio (determined at the time of such incurrence or issuance on a pro forma basis and assuming any revolving facility established in connection therewith is fully drawn and without netting the cash proceeds of such Indebtedness) is either not greater than 5.50 to 1.00 or not greater than such Total Indebtedness to Consolidated Cash Flow Ratio immediately prior to the consummation of such acquisition, merger, amalgamation, consolidation or Investment;

(5)                Existing Indebtedness (including the Existing Notes and any guarantees thereof);

(6)                Purchase Money Indebtedness or Capital Lease Obligations in an aggregate amount not to exceed at any time outstanding the greater of (i) $150.0 million and (ii) 6.0% of Parent’s Consolidated Total Assets (including any refinancing thereof);

(7)                Hedging Obligations of Parent or any of its Restricted Subsidiaries; provided, however, that such Hedging Obligations are entered into for purposes of managing interest rate exposure or commodity pricing risk of Parent and its Restricted Subsidiaries and not for speculative purposes;

(8)                Foreign Currency Obligations of Parent or any of its Restricted Subsidiaries entered into to manage exposure of Parent and its Restricted Subsidiaries to fluctuations in currency values and not for speculative purposes;

(9)                the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit, bank guarantees, workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance, self-insurance obligations, bankers’ acceptances, guarantees, performance, surety, statutory, appeal, completion, export or import, indemnities, customs, revenue bonds or similar instruments in the ordinary course of business, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed);

(10)            the incurrence by Parent or any Restricted Subsidiary of Indebtedness or Disqualified Stock or Preferred Equity Interests of a Restricted Subsidiary issued in exchange for, or the proceeds of which are used to Refinance in whole or in part, Indebtedness (other than intercompany Indebtedness) or Disqualified Stock or Preferred Equity Interests of a Restricted Subsidiary referred to in Section 4.09(a) or in clauses (1), (4) or (5) above or this clause (10) (“Refinancing Indebtedness”); provided, however, that:

(A)              the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so Refinanced and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;

(B)              the Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the earlier of (i) 91 days after the final maturity date of the Notes and (ii) the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being Refinanced;

(C)              if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or the Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Guarantee on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being Refinanced; and

(D)              if the Indebtedness to be Refinanced was the obligation of Parent, the Issuer or a Subsidiary Guarantor, such Indebtedness shall not be incurred by any Restricted Subsidiaries other than a Subsidiary Guarantor or any Restricted Subsidiary that was an obligor under the Indebtedness so Refinanced;

(11)            additional Indebtedness of Parent and any of its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (i) $100.0 million and (ii) 4.0% of Parent’s Consolidated Total Assets at any one time outstanding (which may, but need not, be incurred under a Credit Facility), including any Refinancing thereof;

(12)            the guarantee by Parent, the Issuer or any Subsidiary Guarantor of Indebtedness of Parent or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09 and the guarantee by any Restricted Subsidiary that is no the Issuer or a Subsidiary Guarantor of any Indebtedness of any Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor;

(13)            the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

(14)            Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed the greater of (i) $75.0 million and (ii) 5.0% of Parent’s Consolidated Total Assets that are attributable to Restricted Subsidiaries that are Foreign Subsidiaries;

(15)            the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within 10 Business Days;

(16)            Indebtedness arising from agreements of Parent or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations (including such obligations existing on the date of this Indenture), in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary;

(17)            guarantees in respect of obligations to suppliers, advertisers, licensors, licensees, artists, franchisees or similar Persons (other than guarantees of Indebtedness) in the ordinary course of business;

(18)            Indebtedness arising in connection with endorsement of instruments for collection or deposit in the ordinary course of business;

(19)            Indebtedness consisting of obligations to pay insurance premiums in an amount not to exceed the annual premiums in respect of such insurance premiums at any one time outstanding;

(20)            Indebtedness, the proceeds of which are applied to defease or discharge the Notes pursuant to Article 8 or Article 11 hereof;

(21)            Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of Parent and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Parent and its Restricted Subsidiaries;

(22)            Indebtedness (a) consisting of unsecured promissory notes issued by Parent, the Issuer or any Subsidiary Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent permitted under clause (7) of Section 4.07(b) hereof or (b) as permitted under clause (15) of the definition of “Permitted Investments;”

(23)            Indebtedness of Parent or any of its Restricted Subsidiaries consisting of a letter of credit issued as credit support for any other Indebtedness that is permitted pursuant to another clause of this Section 4.09(b);

(24)            Indebtedness incurred by the Partnership Parks Entities for working capital purposes in an aggregate principal amount not to exceed $45.0 million at any time outstanding; and

(25)            (i) Indebtedness of any Person outstanding on the date on which such Person becomes a Subsidiary of the Issuer (including pursuant to the redesignation of an Unrestricted Subsidiary) or is merged into or consolidated with or into the Issuer or any of its Restricted Subsidiaries in an aggregate principal amount, together with all Refinancing Indebtedness incurred to Refinance any Indebtedness under this clause (25), not to exceed at any one time outstanding the greater of (x) $150.0 million and (y) 6.0% of Parent’s Consolidated Total Assets; provided, that (A) such Indebtedness was not created in connection with, or in anticipation of, such acquisition and (B) the amount of such Indebtedness is not increased thereafter unless solely as a result of capitalization of interest or otherwise incurred under another subsection of this covenant substantially contemporaneously with such merger or consolidation, and (ii) any Indebtedness incurred to refinance the Indebtedness described in the foregoing clause (i), provided that the principal amount (or accreted value, if applicable) of such refinancing Indebtedness does not exceed the principal amount of the Indebtedness being so refinanced plus capitalized interest and any refinancing expenses associated therewith;

For purposes of determining compliance with this Section 4.09, (A) the outstanding principal amount of any item of Indebtedness shall be counted only once, and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness incurred in compliance with this Section 4.09 shall be disregarded, and (B) if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (25) of Section 4.09(b) or is permitted to be incurred pursuant to Section 4.09(a) and also meets the criteria of one or more of the categories described in clauses (1) through (25) of Section 4.09(b), the Issuer may, in its sole discretion, divide and classify such item of Indebtedness in any manner that complies with this Section 4.09 and may from time to time redivide and reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification; provided that Indebtedness outstanding under the Credit Agreement on the date of this Indenture (and any Indebtedness secured by a Lien that Refinances such Indebtedness) shall be deemed to be outstanding under clause (2) of Section 4.09(b).

Accrual of interest or dividends on Preferred Equity Interests, the accretion of original issue discount and the payment of interest or dividends on Preferred Equity Interests in the form of additional Indebtedness or Preferred Equity Interests of the same class will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this Section 4.09. Any increase in the amount of Indebtedness solely by reason of currency fluctuations will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this Section 4.09. A change in GAAP that results in an obligation existing at the time of such change, not previously classified as Indebtedness, becoming Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this Section 4.09.

(c)                Unless expressly provided to the contrary, the amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. Notwithstanding the foregoing, in calculating the Consolidated Secured Indebtedness Leverage Ratio pursuant to clauses (2)(B) and (4) above, Parent shall have the option to treat any existing revolving facility as fully drawn and, if such Consolidated Secured Indebtedness Leverage Ratio is satisfied with respect thereto at such time, any subsequent borrowing or other incurrence thereunder, not in excess of the aggregate amount attributable to such revolving facility and included in such calculation, shall not be deemed as an incurrence of additional Indebtedness at such subsequent time, provided that, with respect to any subsequent calculation of the Consolidated Secured Indebtedness Leverage Ratio in connection with the incurrence of any Indebtedness, if Parent elects to no longer treat such revolving facility as fully drawn, any future drawing on such revolving credit facility shall be deemed an incurrence of additional Indebtedness. The amount of Indebtedness outstanding as of any date shall be:

(1)                the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)                the principal amount thereof, in the case of any other Indebtedness;

(3)                in the case of the guarantee by the specified Person of any Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included; and

(4)                in the case of Indebtedness of others guaranteed by means of a Lien on any assets of the specified Person, the lesser of

(A)              the Fair Market Value of such asset on the date on which Indebtedness is required to be determined pursuant to this Indenture; and

(B)              the amount of the Indebtedness so secured.

Notwithstanding any other provision of this Indenture, Indebtedness shall be calculated without giving effect to the effects of Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that Parent and/or the Restricted Subsidiaries may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding any other provision of this Indenture, (1) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.

Section 4.10	Asset Sales.

(a)                Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1)                Parent (or a Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (determined as of the time of contractually agreeing to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of in such Asset Sale (such Fair Market Value to be determined by (i) an executive officer of Parent or such Subsidiary if the value is less than $50.0 million or (ii) in all other cases by a resolution of Parent’s Board of Directors (or of a committee appointed thereby for such purposes)); and

(2)                At least 75% of the total consideration from such Asset Sale, together with all other Asset Sales since the date of this Indenture (on a cumulative basis) received by Parent or such Restricted Subsidiary, as the case may be consists of cash or Cash Equivalents or Marketable Securities. For purposes of this provision, each of the following shall be deemed to be cash:

(A)              the amount of any Indebtedness or other liabilities, as shown on Parent’s most recent consolidated balance sheet, of Parent or any Restricted Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated to the Notes or the related Guarantees) that are assumed by the transferee of any such assets and from which Parent or such Restricted Subsidiary, as the case may be, is validly released by all creditors against further liability;

(B)              the amount of any securities, Notes or other obligations received from such transferee that are within 180 days following the closing of such Asset Sale, subject to ordinary settlement periods, converted by Parent or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash actually so received);

(C)              the Fair Market Value of any assets (other than securities) received by Parent or any Restricted Subsidiary to be used by Parent or any Restricted Subsidiary in a Permitted Business;

(D)              any Designated Non-cash Consideration received by Parent or any Restricted Subsidiary in an Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (D) that is at that time outstanding, not to exceed the greater of (i) 2.0% of Parent’s Consolidated Total Assets and (ii) $50.0 million at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(E)               Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that Parent and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with such Asset Sale; and

(F)               consideration consisting of long-term Indebtedness of Parent (other than Subordinated Indebtedness) received after the date of this Indenture from Persons who are not Parent or any Restricted Subsidiary which is promptly terminated or cancelled by Parent.

(b)                If Parent or any Restricted Subsidiary engages in an Asset Sale, Parent or such Restricted Subsidiary shall apply an amount equal to all or any of the Net Proceeds therefrom to:

(1)                (A) to the extent such Net Proceeds is from an Asset Sale of assets that constitute Collateral, (x) to reduce, prepay, repay or purchase any First Lien Obligations, provided that in order to so repay or reduce any First Lien Obligations other than the Notes, the Issuer shall equally and ratably repay (or offer to repay) the Notes as provided either, at the Issuer’s option, under Section 3.07 through open-market purchases (to the extent such purchases are at a purchase price at or above 100% of the principal amount thereof plus accrued but unpaid interest, if any) or by making an offer (in accordance with the procedures set forth below for a Collateral Asset Sale Offer) to all holders to purchase their Notes at 100% of the principal amount thereof, (y) to make an offer (in accordance with the procedures set forth below for a Collateral Asset Sale Offer) to redeem Notes as described in Section 3.07 or purchase Notes through open-market purchases or in privately negotiated transactions; and (B) to the extent such Net Proceeds are from an Asset Sale of assets that do not constitute Collateral, (w) to reduce, prepay, repay or purchase any Indebtedness secured by a Lien on such asset, (x) to reduce, prepay, repay or purchase First Lien Obligations, (y) to make an offer (in accordance with the procedures set forth below for a Non-Collateral Asset Sale Offer) to redeem Notes as described in Section 3.07 or purchase Notes through open-market purchases or in privately negotiated transactions, or (z) to reduce, prepay, repay or purchase any Indebtedness of a Non-Guarantor (in each case, other than Indebtedness owed to Parent or any Restricted Subsidiary); provided, however, that, in connection with any reduction, prepayment, repayment or purchase of Indebtedness pursuant to this clause (1), Parent or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise disposed of in connection with such Asset Sale constituted “borrowing base assets”) to be reduced in an amount equal to the principal amount so reduced, prepaid, repaid or purchased;

(2)                (A) invest all or any part of the Net Proceeds thereof in capital expenditures or the purchase, restoration or reconstruction of assets to be used by Parent or any Restricted Subsidiary in a Permitted Business, (B) acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged primarily in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B); provided further that any assets (including Equity Interests) acquired with the Net Proceeds from a disposition of Collateral are pledged as Collateral to the extent required under the Security Documents; or

(3)                to fund obligations of Parent or any Restricted Subsidiary under the Partnership Parks Agreements.

Pending the final application of an amount equal to any such Net Proceeds, Parent or such Restricted Subsidiary may temporarily reduce revolving indebtedness under any Credit Facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

With respect to any Asset Sale of Collateral, the amount of any Net Proceeds from any Asset Sale that is not applied or invested (or committed pursuant to a written agreement to be applied) as provided in the preceding paragraph within 365 days after the receipt thereof and, in the case of any amount committed to a reinvestment, which are not actually so applied within 180 days following such 365-day period (the “Proceeds Application Period”) in excess of $50.0 million in any fiscal year shall constitute “Collateral Excess Proceeds.” Subject to the limitations with respect to Foreign Dispositions in this Section 4.10, the Issuer shall make an offer (a “Collateral Asset Sale Offer”) no later than 30 days after the expiration of the Proceeds Application Period to all holders of Notes and, if required by the terms of any other First Lien Obligations, to all holders of such other First Lien Obligations, to purchase the maximum principal amount of such Notes and First Lien Obligations, as appropriate, on a pro rata basis, that may be purchased out of such Collateral Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such First Lien Obligations (or, in respect of such other First Lien Obligations, such lesser price, if any, as may be provided for by the terms of such First Lien Obligations), in each case, plus accrued and unpaid interest (subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date), if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreements governing the First Lien Obligations in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The Issuer may satisfy the foregoing obligation with respect to any Net Proceeds from an Asset Sale by making a Collateral Asset Sale Offer prior to the expiration of the Proceeds Application Period (the “Collateral Advance Offer”) with respect to all or a part of the Net Proceeds (the “Collateral Advance Portion”) in advance of being required to do so by this Indenture.

If the aggregate principal amount of the Notes or, if applicable, First Lien Obligations, as the case may be, validly tendered pursuant to any Collateral Asset Sale Offer or subject to repayment exceeds the amount of Collateral Excess Proceeds (or, in the case of a Collateral Advance Offer, the Collateral Advance Portion), the Issuer shall allocate the Collateral Excess Proceeds among the Notes, First Lien Obligations to be purchased on a pro rata basis (except that any Notes represented by a note in global form will be selected by such method as DTC may require) on the basis of the aggregate principal amount (or accreted value, as applicable) of tendered Notes, First Lien Obligations; provided that no Notes or First Lien Obligations will be selected and purchased in an unauthorized denomination. To the extent that the aggregate principal amount of Notes and, if applicable, any other First Lien Obligations, as the case may be, validly tendered or otherwise surrendered or subject to repayment in connection with a Collateral Asset Sale Offer is less than the amount offered in a Collateral Asset Sale Offer (or, in the case of a Collateral Advance Offer, the Collateral Advance Portion), the Issuer may use any remaining Collateral Excess Proceeds (or, in the case of an Collateral Advance Offer, the Collateral Advance Portion) (the “Declined Collateral Excess Proceeds”) for any purpose not otherwise prohibited by this Indenture. Upon completion of any Collateral Asset Sale Offer, the amount of Collateral Excess Proceeds shall be reset at zero.

With respect to any Asset Sale of assets that do not constitute Collateral, the amount of any Net Proceeds from any Asset Sale that is not applied or invested (or committed pursuant to a written agreement to be applied) as provided in the third preceding paragraph within the Proceeds Application Period following expiration of the Proceeds Application Period in excess of $50.0 million in any fiscal year shall constitute “Non-Collateral Excess Proceeds” and, together with any Collateral Excess Proceeds, “Excess Proceeds.” Subject to the limitations with respect to Foreign Dispositions in this Section 4.10, the Issuer shall make an offer (a “Non-Collateral Asset Sale Offer” and, together with any Collateral Asset Sale Offer, each an “Excess Proceeds Offer”) no later than 30 days after the expiration of the Proceeds Application Period to all holders of Notes and, if required under the terms of other Indebtedness of Parent or such Restricted Subsidiary (other than Subordinated Indebtedness), to all holders of such other Indebtedness, to purchase the maximum principal amount of such Notes and other Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of such Non-Collateral Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such Indebtedness (or, in respect of such other Indebtedness, such lesser price, if any, as may be provided for by the terms of such Indebtedness), in each case, plus accrued and unpaid interest (subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date), if any, to, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreements governing such other Indebtedness in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The Issuer may satisfy the foregoing obligation with respect to any Net Proceeds from an Asset Sale by making a Non-Collateral Asset Sale Offer prior to the expiration of the Proceeds Application Period (the “Non-Collateral Advance Offer”) with respect to all or a part of the Net Proceeds (the “Non-Collateral Advance Portion”) in advance of being required to do so by this Indenture.

If the aggregate principal amount of Notes or, if applicable, any other Indebtedness, as the case may be, validly tendered pursuant to any Non-Collateral Asset Sale Offer or subject to repayment exceeds the amount of such Non-Collateral Excess Proceeds (or, in the case of a Non-Collateral Advance Offer, the Non-Collateral Advance Portion), the Issuer shall allocate the Non-Collateral Excess Proceeds among the Notes and other Indebtedness to be purchased on a pro rata basis (except that any Notes represented by a note in global form will be selected by such method as DTC may require) on the basis of the aggregate principal amount (or accreted value, as applicable) of tendered Notes and other Indebtedness; provided that no Notes or other Indebtedness will be selected and purchased in an unauthorized denomination. To the extent that the aggregate principal amount of Notes and, if applicable, any other Indebtedness, as the case may be, validly tendered or otherwise surrendered or subject to repayment in connection with a Non-Collateral Asset Sale Offer is less than the amount offered in a Non-Collateral Asset Sale Offer (or, in the case of a Non-Collateral Advance Offer, the Non-Collateral Advance Portion), the Issuer may use any remaining Non-Collateral Excess Proceeds (or, in the case of an Non-Collateral Advance Offer, the Non-Collateral Advance Portion) (the “Declined Non-Collateral Excess Proceeds”) for any purpose not otherwise prohibited by this Indenture. Upon completion of a Non-Collateral Asset Sale Offer, the amount of Non-Collateral Excess Proceeds shall be reset at zero.

Notwithstanding any other provisions of this Section 4.10, (i) to the extent that any of or all the Net Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) is prohibited or delayed by (A) applicable local law, (B) restricted by applicable organizational or constitutive documents or any agreement or (C) subject to other onerous or administrative impediments from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied in compliance with this covenant so long, but only so long, as the applicable local law, documents or agreements or impediment will not permit repatriation to the United States (Parent hereby agreeing to use reasonable efforts (as determined in Parent’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, applicable organizational impediment or other impediment, such repatriated Net Proceeds will be promptly (and in any event not later than five Business Days after such repatriation could be made) applied (net of additional taxes payable or reserved against as a result thereof) (whether or not repatriation actually occurs) in compliance with this covenant and (ii) to the extent that the Issuer has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition would have an adverse tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so Parent, any Restricted Subsidiary or any of their respective Affiliates and/or equity owners would incur a tax liability, including a taxable dividend, deemed dividend pursuant to Code Section 956 or a withholding tax), the Net Proceeds so affected will not be required to be applied in compliance with this covenant. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

The Issuer is required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of the Notes required in the event of an Excess Proceeds Offer and will not be deemed to have breached its obligations under Section 3.09 hereof as a result thereof.

The provisions of this Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the holders of a majority in principal amount of the outstanding Notes.

Section 4.11	Limitation on Transactions with Affiliates.

(a)                Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any payment to or sell, lease, transfer or otherwise dispose of any of Parent’s or their properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary) (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(1)                such Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to Parent or such Restricted Subsidiary than those that could have been obtained in a comparable transaction at the time by Parent or such Restricted Subsidiary with an unrelated Person; provided that such transaction shall be deemed to be at least as favorable as the terms that could have been obtained in a comparable transaction with an unrelated Person if such transaction is approved by the disinterested members of Parent’s Board of Directors or any duly constituted committee thereof; and

(2)                if such Affiliate Transaction involves aggregate payments in excess of $25.0 million, the terms of such transaction have been approved by a majority of the disinterested members of the Board of Directors of Parent.

(b)                The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1)                the entry into employment agreements and the adoption of compensation or benefit plans for the benefit of, or payment of compensation to, directors, officers, consultants or employees of Parent and its Restricted Subsidiaries (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees) (including, without limitation, salaries, fees, bonuses, reimbursement of expenses, customary indemnities (including under customary insurance policies), equity and incentive arrangements and payments and employee benefit and pension expenses);

(2)                the payment of reasonable fees or expenses and the provision of indemnification or similar arrangements for current or former officers, directors, employees, agents or consultants of Parent or any of its Restricted Subsidiaries pursuant to charter, bylaw, statutory or contractual provisions;

(3)                transactions between or among Parent and/or any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction) or between or among Restricted Subsidiaries;

(4)                Restricted Payments not prohibited by Section 4.07 hereof and Permitted Investments (other than pursuant to clauses (3), (4), (10) and (15) of the definition thereof);

(5)                any transactions between or among Parent or any Restricted Subsidiary and any Affiliate of Parent, the Equity Interests of which Affiliate are owned solely by Parent or one of the Restricted Subsidiaries, on the one hand, and by Persons who are not Affiliates of Parent or the Restricted Subsidiaries, on the other hand;

(6)                payments made or performance under any agreements or arrangements in effect on the date of this Indenture or described or incorporated by reference in the Offering Memorandum and any modifications, extensions or renewals thereof that are no less favorable to Parent or the applicable Restricted Subsidiary in any material respect than such agreement as in effect on the date of this Indenture;

(7)                so long as they comply with Section 4.11(a)(1), transactions with customers, clients, lessors, landlords, suppliers, contractors, or purchasers or sellers of good or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture;

(8)                issuances or sales of Equity Interests to Affiliates of Parent or its Restricted Subsidiaries not otherwise prohibited by this Indenture and the granting of registration and other customary rights in connection therewith;

(9)                any issuance or sale of Equity Interests (other than Disqualified Stock) of Parent to any director, officer, employee or consultant of Parent or its Restricted Subsidiaries or any other Affiliates of Parent;

(10)            transactions in which Parent or any of its Restricted Subsidiaries, as the case may be, deliver to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Parent or such Restricted Subsidiary from a financial point of view or meets the requirements of this Section 4.11;

(11)            transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12)            loans or advances to employees or consultants in the ordinary course of business of Parent or any Restricted Subsidiary, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(13)            transactions between or among Parent or any Restricted Subsidiary and any Person which is an Affiliate solely because a director of such Person is also a director of Parent; provided, however, that such director abstains from voting as a director on any matter involving such other Person;

(14)            transactions pursuant to or contemplated by and payments in connection with, and, in each case, in accordance with, the terms of the Partnership Parks Agreements;

(15)            [Reserved];

(16)            any purchases by Parent’s Affiliates of Indebtedness or Disqualified Stock of Parent or any of the Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not Parent’s Affiliates; provided that such purchases by Parent’s Affiliates are on the same terms as such purchases by such Persons who are not Parent’s Affiliates; and

(17)            (i) investments by Affiliates in securities of Parent or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by Parent or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities of Parent or any of the Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than Parent and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities.

Section 4.12	Limitation on Liens.

(a)                Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, unless, to the extent that Parent or any Guarantor permits the creation, assumption or other existence of any Lien upon any assets or property not at such time constituting Collateral to secure any First Lien Obligations (other than Note Obligations under the Notes or any Guarantee) or Junior Lien Obligations, the Issuer shall, or shall cause the applicable Guarantor to, concurrently grant a first-priority Lien (subject to Permitted Liens) upon such assets or property to secure the Note Obligations of the Issuer under the Notes or such Guarantor under its Guarantee, as applicable, on an equal and ratable basis with the other First Lien Obligations or Junior Lien Obligations, as the case may be, until such time as such First Lien Obligations or Junior Lien Obligation, as the case may be, are no longer secured by a First Lien.

(b)                Any Lien which is granted to secure the Notes or such Guarantee pursuant to this Section 4.12 shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Guarantee (excluding, for the avoidance of doubt, any release of Liens securing the Credit Agreement).

(c)                With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, and provided such Increased Amount of Indebtedness is permitted (or not prohibited) under Section 4.09, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.13	Corporate Existence.

Subject to Article 4, Article 5, Section 10.04 and Section 10.05 hereof, Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1)                its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Parent or any such Subsidiary; and

(2)                the rights (charter and statutory), licenses and franchises of Parent and its Subsidiaries; provided, however, that Parent shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of Parent shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.14	Offer to Repurchase Upon Change of Control.

(a)                Upon the occurrence of a Change of Control, the Issuer will make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (subject to the rights of Holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date) (in either case, the “Change of Control Payment”), except to the extent the Issuer has previously or concurrently elected to redeem the Notes as set forth in Section 3.07 hereof. Within 30 days following any Change of Control, unless the Issuer has previously or concurrently elected to redeem the Notes as set forth in Section 3.07 hereof, the Issuer will be required to deliver notice electronically or by first class mail a notice to each Holder and the Trustee at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC stating:

(1)                that the Change of Control Offer is being made pursuant to this Section 4.14;

(2)                the purchase price and the purchase date, which shall be no earlier than 30 days and not later than 60 days after the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice, except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described below (the “Change of Control Payment Date”);

(3)                that any Notes not tendered will continue to accrue interest in accordance with the terms of this Indenture;

(4)                that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)                that Holders will be entitled to withdraw their election if the Trustee receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is unconditionally withdrawing its election to have such Notes purchased;

(6)                that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof;

(7)                if such notice is sent prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and describing each such condition, and, if applicable, stating that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or that such purchase may not occur and such notice may be rescinded in the event that the Issuer shall determine that the Change of Control will not occur by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(8)                any other information the Issuer determines is material to such Holder’s decision to tender Notes.

The Issuer is required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes required in the event of a Change of Control and will not be deemed to have violated this Section 4.14 as a result of such compliance. The Issuer may rely on any no-action letters issued by the SEC indicating that the Staff of the SEC will not recommend enforcement actions in the event a tender offer satisfies certain conditions.

(b)                Notwithstanding anything to the contrary contained in this Indenture or in the Notes, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to Change of Control Offer made by the Issuer, (ii) a notice of redemption has been given pursuant to this Indenture as set forth in Section 3.07 hereof or (iii) the Issuer’s obligations under this Indenture are defeased as set forth in Article 11 hereof on or promptly following the Change of Control. The Issuer’s obligations in respect of a Change of Control Offer can be waived or modified with the consent of Holders of a majority of the aggregate principal amount of Notes then outstanding at any time.

(c)                Notwithstanding anything to the contrary in this Section 4.14, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

(d)                If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

Section 4.15	Additional Subsidiary Guarantees.

(a)                If any of Parent’s Domestic Subsidiaries that is not a Guarantor (other than an Excluded Subsidiary) guarantees or becomes otherwise obligated with respect to any Indebtedness for borrowed money under any Credit Facility of Parent or any Restricted Subsidiary in aggregate principal amount in excess of $50.0 million (other than any Indebtedness incurred under Section 4.09(b)(3), (4)(y), (6), (12) (to the extent guaranteeing Indebtedness incurred under any clause referenced in this parenthetical), (15), (18), (21), (24), (25) and (10) (to the extent incurred pursuant to any of the preceding clauses) hereof, then in each case such Subsidiary shall execute and deliver to the Trustee within 60 days thereafter a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and this Indenture on the terms set forth herein. Thereafter, such Domestic Subsidiary shall be a Guarantor for all purposes of this Indenture. The form of such supplemental indenture is attached as Exhibit F hereto.

(b)                Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(c)                Each Guarantee shall be released in accordance with the provisions of this Indenture set forth in Section 10.5.

Section 4.16	Suspension of Covenants

(a)                Notwithstanding any provision of this Indenture or of the Notes to the contrary, during any period of time after the date of this Indenture that (a) the Notes are rated Investment Grade by two of the Rating Agencies (“Investment Grade Status”) and (b) no Default or Event of Default has occurred and is continuing under this Indenture, Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.17 and 5.01(a)(4) of this Indenture will be suspended and no Default or Event of Default shall result from any failure to comply with any of the provisions of such Sections (the “Suspended Covenants”).

Additionally, at such time as the above referenced covenants are suspended (a “Suspension Period”), Parent will no longer be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

(b)                In the event that Parent and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Notes cease to have Investment Grade Status, then Parent and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain Investment Grade Status and no Default or Event of Default is in existence).

(c)                On each Reversion Date, all Indebtedness incurred during the Suspension Period prior to such Reversion Date will be deemed to be Existing Indebtedness. On each Reversion Date, all calculations made of the amount available to be made as Restricted Payments under Section 4.07 will be made as though Section 4.07 had been in effect prior to, but not during, any Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.07(a). For purposes of Section 4.10, on the Reversion Date, the unutilized amount of Net Proceeds will be reset to zero. Notwithstanding the foregoing, neither (1) the continued existence, after the Reversion Date, of facts and circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period nor (2) the performance of any such obligations, shall constitute a breach of any covenant set forth herein or cause a Default or Event of Default thereunder.

Section 4.17	After-Acquired Collateral

(a)                With respect to any personal Property acquired after the date hereof by Parent, the Issuer or any Guarantor (other than (w) any personal Property described in paragraph (c) of this Section, (x) any Property subject to a Lien permitted by clauses (4), (5), (9), (23) or (25) of the definition of “Permitted Lien”, (y) any Property (including Capital Stock) acquired by an Excluded Subsidiary (in each case only if such acquisitions do not result in such Excluded Subsidiary no longer being an Excluded Subsidiary) and (z) any Property acquired after the date hereof to the extent that the creation of a security interest therein would be prohibited by a Requirement of Law or a contractual obligation binding on Parent, the Issuer or any Restricted Subsidiary that is the owner of such Property (including pursuant to the Partnership Parks Agreements), provided that such contractual obligation existed at the time such Property was acquired and was not entered into in anticipation of such acquisition for the purposes of evading the guarantee and collateral requirements hereunder) as to which the Notes Collateral Agent, for the benefit of the Notes Secured Parties, does not have a perfected Lien, Parent, the Issuer or such Guarantor shall promptly, and in any event on or prior to the date that is 60 days after such acquisition (or such longer period as the Administrative Agent may permit under the Credit Agreement) (i) execute and deliver to the Notes Collateral Agent such amendments to the Security Agreement or such other documents as and to the extent required by the Security Agreement or as the Issuer reasonably deems necessary or advisable to grant to the Notes Collateral Agent, for the benefit of the Notes Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Notes Collateral Agent, for the benefit of the Notes Secured Parties, a perfected first priority security interest in such Property (subject to Permitted Liens), including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement as may be reasonably requested by the Notes Collateral Agent. Notwithstanding the foregoing, the Issuer or any Guarantor creating or acquiring Intellectual Property shall be required to take the actions required under the Security Agreement in respect of notifications to the Notes Collateral Agent and filings in connection with such Intellectual Property.

(b)                With respect to any fee interest in any Real Property or leasehold interest in any Park, in each case having a value (together with improvements thereof) of at least $10,000,000, acquired after the date hereof by the Issuer or any Guarantor (other than Properties subject to the Partnership Parks Agreements or Properties subject to a Lien permitted by clauses (4), (5), (9) or (23) of the definition of “Permitted Liens”), the Issuer or such Guarantor shall promptly, and in any event on or prior to the date that is 60 days after such acquisition (or such longer period as the Administrative Agent may permit under the Credit Agreement) (i) execute and deliver a first priority Mortgage (subject to Permitted Liens) in favor of the Notes Collateral Agent, for the benefit of the Notes Secured Parties, covering such Real Property, in form for recording or filing in the recording or filing office of the applicable governmental subdivision where such Mortgaged Property is situated, together with evidence that all filing, documentary, stamp, intangible and mortgage recording taxes, fees, charges, costs and expenses have been paid by the Issuer, (ii) (A) prior to the Discharge of First Lien Obligations with respect to the Credit Agreement Obligations, to the extent delivered to the Administrative Agent in accordance with the Credit Agreement and (B) after the Discharge of First Lien Obligations with respect to the Credit Agreement Obligations (x) provide the Notes Collateral Agent with a mortgagee title and extended coverage insurance policy insuring the first priority Lien of the Mortgage upon such Real Property in an amount equal to the fair market value of such Real Property, together with (a) such endorsements as the Notes Collateral Agent shall reasonably request (including, without limitation, a tie-in or cluster endorsement if available) and (b) evidence that all premiums in respect of such policy and all related expenses have been paid by the Issuer, as well as a current or updated ALTA survey (or survey affidavit) thereof, certified to the Notes Collateral Agent and the applicable title insurance company, provided that such survey affidavit, if applicable, is sufficient to cause the title insurance company to issue such mortgagee title insurance policies without any standard survey exceptions and with customary survey related endorsements and (y) any consents or estoppels deemed necessary or advisable in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Notes Collateral Agent (provided, that the Issuer and the Guarantors shall only be required to deliver a Mortgage with respect to any real property leasehold interests upon receipt of any required landlord consent to such leasehold Mortgage after using commercially reasonable efforts to obtain such consent and to use commercially reasonable good faith efforts to obtain all such consents and estoppels), (iii) if requested by the Notes Collateral Agent, deliver to the Notes Collateral Agent legal opinions addressed to the Notes Collateral Agent for the benefit of the Notes Secured Parties relating to the matters described above, (iv) deliver Flood Certificates with respect to any improved Mortgaged Property and (v) otherwise take such actions and execute and/or deliver to the Notes Collateral Agent such documents, agreements or instruments as the Notes Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Liens of any such Mortgage.

(c)                With respect to any new Wholly Owned Subsidiary (other than an Excluded Subsidiary) created or acquired after the date hereof (which, for the purposes of this paragraph, shall include any existing Wholly Owned Subsidiary that ceases to be an Excluded Subsidiary), by Parent or any of its Wholly Owned Subsidiaries, Parent, the Issuer or such Guarantor shall promptly, and in any event on or prior to 60 days after such creation or acquisition (or such longer period as the Administrative Agent may permit under the Credit Agreement) (i) execute and deliver to the Notes Collateral Agent such amendments to the Security Agreement as and to the extent required by the Security Agreement and are necessary or advisable to grant to the Notes Collateral Agent, for the benefit of the Notes Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such new Wholly Owned Subsidiary (subject to clause (e) below) that is owned by the Issuer or any Guarantor, (ii) subject to any applicable Intercreditor Agreement, deliver to the Notes Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Issuer or the relevant Guarantor, (iii) cause such new Wholly Owned Subsidiary (A) to become a party to the Security Agreement and (B) to take such actions necessary or advisable to grant to the Notes Collateral Agent for the benefit of the Notes Secured Parties a perfected first priority security interest (subject to Permitted Liens) in the Collateral described in the Security Agreement with respect to such new Wholly Owned Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements, the filing of Intellectual Property security agreements for registered or issued United States Intellectual Property, the execution of control agreements, in each case as may be required by the Security Agreement and (iv) if requested by the Notes Collateral Agent, deliver to the Notes Collateral Agent legal opinions relating to the matters in this Section 4.17(c), which opinions shall be in form, and from counsel, reasonably satisfactory to the Collateral Agent.

(d)                With respect to any Wholly Owned Subsidiary (other than an Excluded Subsidiary) or Partnership Parks Entity that ceases to be contractually prohibited (and, in the case of any Partnership Parks Entity, ceases to be subject to any Requirement of Law (including any fiduciary or similar limitation applicable to the directors or managers thereof) effectively prohibiting it) from becoming a Guarantor or executing the Security Agreement or from having all or any portion of its Capital Stock from being pledged under the Security Agreement, such entity shall promptly, and in any event on or prior to the date that is 60 days after such Wholly Owned Subsidiary or Partnership Parks Entity ceases to be prohibited from being a Subsidiary Guarantor (or such longer period as the Administrative Agent may permit under the Credit Agreement) (i) execute and deliver, or cause to be executed and delivered, to the Notes Collateral Agent such amendments to the Security Agreement as are necessary or advisable to grant to the Notes Collateral Agent, for the benefit of the Notes Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such Person that is owned by Parent or any of its Wholly Owned Subsidiaries (other than an Excluded Subsidiary), (ii) subject to the applicable Intercreditor Agreement, deliver to the Notes Collateral Agent the certificates representing such Capital Stock (subject to clause (e) below), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Parent or such Wholly Owned Subsidiary, as the case may be, and (iii) if applicable, cause such Person (other than an Excluded Subsidiary) (A) to become a party to the Security Agreement and (B) to take such actions necessary or advisable to grant to the Notes Collateral Agent for the benefit of the Notes Secured Parties a perfected first priority security interest (subject to Permitted Liens) in the Collateral described in the Security Agreement with respect to such new Wholly Owned Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements, the filing of Intellectual Property security agreements for registered or issued United States Intellectual Property, the execution of control agreements, in each case as may be required by the Security Agreement and as may be reasonably requested by the Notes Collateral Agent, and (iv) if reasonably requested by the Notes Collateral Agent, deliver to the Administrative Agent legal opinions relating to the matters described above.

(e)              With respect to any new Excluded Foreign Subsidiary created or acquired after the date of this Indenture by the Issuer or any Guarantor, the Issuer or such Guarantor shall promptly, and in any event on or prior to the date that is 60 days after such creation or acquisition (or such longer period as the Administrative Agent may permit under the Credit Agreement) (i) execute and deliver to the Notes Collateral Agent such amendments to the Security Agreement or such other documents as the Notes Collateral Agent deems necessary or advisable in order to grant to the Notes Collateral Agent, for the benefit of the Notes Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such new Excluded Foreign Subsidiary that is owned by the Issuer or such Guarantor, provided that in no event shall more than 65% of any Foreign Subsidiary Voting Stock be required to be so pledged and, provided further, for the avoidance of doubt, that 100% of the total non-voting stock of any such Excluded Foreign Subsidiary shall be required to be so pledged and (ii) subject to the applicable Intercreditor Agreements, deliver to the Notes Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Guarantor, and to the extent required hereunder or under the Security Agreement, take such other action as may be necessary or, in the opinion of the Notes Collateral Agent, desirable to perfect the Lien of the Notes Collateral Agent thereon. Notwithstanding the foregoing, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

(f)               Notwithstanding the provisions of this Section, (i) Parent shall not be required to create, or to cause its Wholly Owned Subsidiaries to create, a security interest in the Capital Stock of any Excluded Subsidiary (other than any Excluded Foreign Subsidiary, which shall be subject to the preceding clause (e)), (ii) the Partnership Parks Entities and their Property subject to the Partnership Parks Agreements, and the Capital Stock of GP Holdings, Inc. owned by Parent shall be expressly excluded from, and shall not be subject to, any provisions of this Section 4.17 so long as the creation of a security interest under, or the execution of, the Security Agreement is prohibited by a contractual obligation binding on the Partnership Parks Entities as in effect on the date hereof (subject to the proviso at the end of this clause (ii)) or, with respect to the Capital Stock of GP Holdings, Inc. owned by Parent, is prohibited by the Partnership Parks Agreements as in effect on the date hereof (subject to the proviso at the end of this clause (ii)); provided that Parent and its Subsidiaries may enter into amendments, restatements, supplements or other modifications to the Partnership Parks Agreements and replacement agreements having a substantially similar purpose to the Partnership Parks Agreements so long as, in each case, there is no adverse effect on the Lien purported to be created by the Security Documents in the assets of (x) Parent (other than with respect to the Capital Stock of GP Holdings, Inc.) and (y) Six Flags Operations, Inc., a Delaware corporation, the Issuer or any of their Subsidiaries and (iii) only to the extent determined by the Administrative Agent under the Credit Agreement and so long as no Lien is granted in favor of the Secured Parties under the Credit Agreement, if the cost of obtaining a Lien is excessive in relation to the benefit to the Notes Secured Parties of the security afforded thereby, a security interest or title insurance or similar item with respect to those assets shall not be required.

(g)              Notwithstanding the foregoing, opinions of counsel will not be required after the date of this Indenture in connection with any additional Guarantors entering into the Security Documents or to vest in the Notes Collateral Agent a perfected security interest in after-acquired collateral owned by such Guarantors, unless requested by the Notes Collateral Agent.

Section 4.18	Post-Closing Collateral.

(a)                Within 90 days of the date of this Indenture (or such longer period as the Notes Collateral Agent may agree in its reasonable discretion), the Issuer and the Guarantors shall execute and deliver a first priority Mortgage (subject to Permitted Liens) in favor of the Notes Collateral Agent, for the benefit of the Holders, covering such Real Property subject to a Mortgage as of the date hereof in favor of the Administrative Agent for the benefit of the Credit Agreement Secured Parties, in form for recording or filing in the recording or filing office of the applicable governmental subdivision where such Mortgaged Property is situated, together with evidence that all filing, documentary, stamp, intangible and mortgage recording taxes, fees, charges, costs and expenses have been paid by Issuer, (ii) to the extent the same was previously delivered to the Administrative Agent in connection with the Mortgaged Properties in accordance with the Credit Agreement provide the Notes Collateral Agent with (x) a mortgagee title and extended coverage insurance policy insuring the first priority Lien of the Mortgage upon such Real Property in an amount equal to the fair market value of such Real Property, together with (a) such endorsements as are reasonable and customary or otherwise as the Notes Collateral Agent shall reasonably request (including, without limitation, a tie-in or cluster endorsement if available) and (b) evidence that all premiums in respect of such policy and all related expenses have been paid by Issuer, as well as a current or updated ALTA survey (or survey affidavit) thereof, certified to the Notes Collateral Agent and the applicable title insurance company , provided that such survey affidavit, if applicable, is sufficient to cause the title insurance company to issue such mortgagee title insurance policies without any standard survey exceptions and with customary survey related endorsements and (y) any consents or estoppels deemed necessary or advisable in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Notes Collateral Agent (provided, that the Issuer and the Guarantors shall only be required to deliver a Mortgage with respect to any real property leasehold interests upon receipt of any required landlord consent to such leasehold Mortgage after using commercially reasonable efforts to obtain such consent and to use commercially reasonable good faith efforts to obtain all such consents and estoppels; provided further nothing herein shall require the Issuer or the Guarantors to use commercially reasonably efforts to obtain any landlord consent to the extent that any such landlord consent was previously not obtained after use of commercially reasonable efforts), (iii) if requested by the Notes Collateral Agent, deliver to the Notes Collateral Agent legal opinions addressed to the Collateral Agent for the benefit of the Holders relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Notes Collateral Agent, (iv) deliver Flood Certificates with respect to any improved Mortgaged Property and (v) otherwise take such actions and execute and/or deliver to the Notes Collateral Agent such documents, agreements or instruments as the Notes Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Liens of any such Mortgage (including, without limitation, any financial data or indemnification instruments required by the title insurance company in connection with issuing a mortgagee title and extended coverage insurance policy as described above).

(b)                Within 90 days after the date of this Indenture, the Issuer and the Guarantors shall use commercially reasonable efforts to deliver control agreements duly executed by the Issuer or the applicable Guarantor, as applicable, and the applicable deposit bank, securities intermediary or commodities intermediary with respect to each deposit account, securities account and commodities account (in each case, other than an Excluded Account) owned or held by the Issuer and the Guarantors; provided that if at the end of such 90 day period the Issuer and the Guarantors have not delivered the applicable control agreements after their use of commercially reasonably efforts in accordance with this Section 4.18(b), such failure shall not constitute a Default or Event of Default so long as the First Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted hereunder is then in effect.

Article 5

SUCCESSORS

Section 5.01	Merger, Amalgamation, Consolidation or Sale of Assets.

(a)                Neither of Parent nor the Issuer will directly or indirectly, consolidate, amalgamate or merge with or into (whether or not Parent or the Issuer is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of Parent and its Restricted Subsidiaries, taken as a whole, in one or more related transactions to, another Person unless:

(1)                Parent or the Issuer, as applicable, is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Parent or the Issuer, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided, however, that if the surviving Person is a limited liability company or limited partnership, there shall be a co-issuer of the Notes that is a corporation;

(2)                the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Parent or the Issuer, as applicable) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of the obligations of Parent or the Issuer, as applicable, pursuant to a supplemental indenture under the Notes and this Indenture and assumes all obligations of Parent or the Issuer, as applicable, under the Security Documents pursuant to such amendments, supplements or other instruments required to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by each such entity;

(3)                immediately after such transaction, no Default or Event of Default exists;

(4)                Parent or the Issuer, as applicable, or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Parent or the Issuer, as applicable), or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made:

(A)              would have a Total Indebtedness to Consolidated Cash Flow Ratio immediately after the transaction equal to or less than Parent’s Total Indebtedness to Consolidated Cash Flow Ratio immediately preceding the transaction; or

(B)              would, at the time of such transaction after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof;

(5)                Parent or the Issuer, as applicable, or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Parent or the Issuer, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, amalgamation, merger, sale, assignment, transfer or other disposition complies with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied; provided that in giving an Opinion of Counsel, counsel may rely on an Officers’ Certificate as to any matters of fact, including as to satisfaction of clauses (3) and (4) above;

(6)                to the extent any assets or property of Parent or the Issuer, as applicable, or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Parent or the Issuer, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, are property or assets of the type that would constitute Collateral, such surviving entity will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes pursuant to this Indenture, the Security Documents and the First Lien Intercreditor Agreement in the manner and to the extent required by this Indenture or any of the Security Documents and the First Lien Intercreditor Agreement and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture, the Security Documents and the First Lien Intercreditor Agreement; and

(7)                the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Parent or the Issuer, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made shall become a party to the Intercreditor Agreements, to the extent then in effect, by joinder or supplement.

(b)                Notwithstanding clauses (3), (4) and (5) (which do not apply to transactions referred to in this sentence) of Section 5.01(a) hereof, (i) Parent or the Issuer, as applicable, may consolidate or otherwise combine with or merge with a Restricted Subsidiary solely for the purpose of changing the legal domicile of Parent or the Issuer, as applicable, reincorporating Parent or the Issuer, as applicable, in a state of the United States or the District of Columbia, or change the legal form of Parent or the Issuer, as applicable; and (ii) any Non-Guarantor Subsidiary may consolidate, amalgamate or merge with or into or transfer all or part of its properties and assets to Parent, the Issuer, any Subsidiary Guarantor or any Non-Guarantor Subsidiary (provided that in the case of both foregoing clauses (i) and (ii), any such consolidation, combination or merger otherwise complies with the foregoing clauses (1), (2), (6) and (7)).

Section 5.02	Successor Corporation Substituted.

Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of Parent or the Issuer, as applicable, in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or amalgamation or into or with which Parent or the Issuer, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, amalgamation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to “Parent” or the “Issuer,” as applicable, shall refer instead to the successor Person and not to Parent or the Issuer, as applicable), and may exercise every right and power of Parent or the Issuer, as applicable, under this Indenture with the same effect as if such successor Person had been named as Parent or the Issuer, as applicable, herein; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of, premium on, if any, and interest on, the Notes in the case of a lease of all or substantially all of the Issuer’s assets.

Article 6
DEFAULTS AND REMEDIES

Section 6.01	Events of Default.

(a)                Each of the following constitutes an “Event of Default”:

(1)                default for 30 days in the payment when due of interest on the Notes;

(2)                default in payment when due of principal of or premium, if any, on the Notes at maturity, upon repurchase, redemption or otherwise;

(3)                failure to comply for 30 days after notice with any obligations under the provisions of Sections 4.14 or 5.01 hereof;

(4)                default due to the failure by Parent or a Restricted Subsidiary under any other provision of this Indenture or the Notes, which default remains uncured for 60 days after notice from the Trustee or the Holders of at least 30% of the aggregate principal amount then outstanding of the Notes;

(5)                default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Parent or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Parent or any of its Restricted Subsidiaries) other than Indebtedness owed to Parent or any Restricted Subsidiary, which default is caused by a failure to pay the principal of such Indebtedness at the final stated maturity thereof within the grace period provided in such Indebtedness (a “Payment Default”), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $35.0 million or more;

(6)                default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Parent and any Restricted Subsidiary (or the payment of which is guaranteed by Parent and any Restricted Subsidiary) other than Indebtedness owed to Parent or any Restricted Subsidiary, which default results in the acceleration of such Indebtedness prior to its express maturity not rescinded or cured within 30 days after such acceleration, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated and remains undischarged after such 30-day period, aggregates $35.0 million or more;

(7)                failure by Parent and any Significant Subsidiary to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating $35.0 million or more (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not stayed, discharged or waived within 60 days after their entry;

(8)                Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A)              commences a voluntary case,

(B)              consents to the entry of an order for relief against it in an involuntary case,

(C)              consents to the appointment of a custodian of it or for all or substantially all of its property, or

(D)              makes a general assignment for the benefit of its creditors;

(9)                a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)              is for relief against Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary in an involuntary case;

(B)              appoints a custodian for all or substantially all of the property of Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary; or

(C)              orders the liquidation of Parent or any of its Restricted Subsidiaries that is a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(10)            except as permitted by this Indenture, the Guarantee of any Significant Subsidiary shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Subsidiary Guarantor that qualifies as a Significant Subsidiary, or any Person acting on behalf of any Subsidiary Guarantor that qualifies as a Significant Subsidiary, shall deny or disaffirm its obligations under its Guarantee in writing and such Default continues for 10 days; and

(11)            any Security Document, after delivery thereof pursuant to this Indenture shall, for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien, or any of Parent, the Issuer or any Subsidiary Guarantor shall so assert, with the priority required by the Security Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Permitted Liens, except to the extent that any such loss of perfection or priority results from the failure of the Notes Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Notes Documents or to file Uniform Commercial Code continuation statements or take other required actions.

(b)                (i) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.03 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

(c)                Any failure to perform, or breach of, Section 4.03 hereof shall not be a Default or an Event of Default until the 121st day after the Issuer has received the notice referred to in clause (4) of Section 6.01(a) (at which point, unless cured or waived, such failure to perform or breach shall constitute an Event of Default).

Section 6.02	Acceleration.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% of the aggregate principal amount then outstanding of the Notes may declare all the Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” and the same shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency with respect to the Issuer described in clauses (8) and (9) of Section 6.01(a) above, all outstanding Notes will become due and payable without further action or notice. Holder of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture,

The Holders of a majority in aggregate principal amount then outstanding of the Notes, by written notice to the Trustee, may on behalf of the Holders of all of the Notes rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the Notes.

Section 6.03	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04	Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related Payment Default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05	Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such Holders’ interest. However, the Trustee or Notes Collateral Agent, as applicable, may refuse to follow any direction that conflicts with law, this Indenture or the First Lien Intercreditor Agreement, that the Trustee or Notes Collateral Agent, as applicable, determines may be unduly prejudicial to the rights of other Holders of Notes, or that may involve the Trustee or Notes Collateral Agent, as applicable, in personal liability.

Section 6.06	Limitation on Suits.

No Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(a)                such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b)                Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)                such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)                the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(e)                during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07	Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, or interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08	Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (a)(2) hereof occurs and is continuing, without the possession of any of the Notes or the production thereof in any proceeding related thereto, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee (including without limitation any amounts due to the Trustee pursuant to Section 7.07 hereof), its agents and counsel.

Section 6.09	Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder, by their acceptance of the Notes, to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10	Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:           to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:      to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third:          to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Article 7
TRUSTEE1

Section 7.01	Duties of Trustee.

(a)                If an Event of Default has occurred and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)                Except during the continuance of an Event of Default:

(1)                the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

[1]	Note to Draft: Should “Collateral Agent” be reflected throughout? Trustee to confirm.

(2)                in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)                The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)                this Section 7.01(c) does not limit the effect of clause (b) of this Section 7.01;

(2)                the Trustee will not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)                the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the terms hereof.

(d)                Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e)                No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)                The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02	Rights of Trustee.

(a)                The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)                Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)                The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)                The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)                Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f)                 The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)                Except with respect to Section 4.01 hereof, the Trustee shall have no duty to inquire as to the performance of Parent or the Issuer, as applicable, with respect to the covenants contained in Article 4 hereof. The Trustee shall not be deemed to have notice of a Default or an Event of Default unless a Responsible Officer of the Trustee has actual knowledge of such Default or Event of Default.

Section 7.03	Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA; provided, however, that the foregoing does not imply (and shall not be interpreted to mean) that this Indenture is or will be qualified under the TIA in the future.) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof.

Section 7.04	Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05	Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after the Trustee’s receipt of notice of the occurrence of the Event of Default. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06	[Reserved].

Section 7.07	Compensation and Indemnity.

(a)                The Issuer will pay to the Trustee from time to time reasonable compensation as is agreed to from time to time by the Issuer and the Trustee for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee promptly upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services, except for any disbursements, advances or expenses as shall have been caused by the Trustee’s negligence or willful misconduct. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)                The Issuer and the Guarantors will indemnify the Trustee against any and all losses, liabilities or expenses (including without limitation reasonable attorneys’ fees) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the reasonable and documented costs and expenses of enforcing this Indenture against the Issuer and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer will not relieve the Issuer or any of the Guarantors of their obligations hereunder. The Issuer or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Issuer will pay the reasonable and documented fees and expenses of such counsel. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)                The obligations of the Issuer and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(d)                To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e)                When the Trustee incurs expenses or renders services after an Event of Default specified in clauses (8) and (9) of Section 6.01(a) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08	Replacement of Trustee.

(a)                A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)                The Trustee may resign in writing at any time upon 30 days’ written notice to the Issuer and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(1)                the Trustee fails to comply with Section 7.10 hereof;

(2)                the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)                a custodian or public officer takes charge of the Trustee or its property; or

(4)                the Trustee becomes incapable of acting.

(c)                If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d)                If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)                If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)                 A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09	Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10	Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

If this Indenture has been qualified under the TIA, this Indenture will always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5) and such Trustee will be subject to TIA §310(b); provided, however, that the foregoing does not imply (and shall not be interpreted to mean) that this Indenture is or will be qualified under the TIA in the future.

Section 7.11	Security Documents.

By their acceptance of the Notes, the Holders are deemed to have hereby authorized and directed the Trustee and the Notes Collateral Agent, as the case may be, to execute and deliver the First Lien Intercreditor Agreement, any other Security Document in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, and any Security Documents executed on or after the date of this Indenture. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are not responsible to the Holders for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under any Security Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections expressly granted to it under this Indenture (in addition to those that may be expressly granted to it under the terms of such other Security Documents).

Section 7.12	Limitation on Duty of Trustee in Respect of Collateral; Indemnification.

(a)                Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(b)                The Trustee and Notes Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee and Notes Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral (except with respect to certificates delivered to the Notes Collateral Agent representing securities pledged under the Security Documents). The Trustee and Notes Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Security Documents by the Issuer, any Guarantor or any representative for the Credit Agreement Secured Parties.

Article 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or Section 8.03 hereof be applied with respect to the outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02	Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all their other obligations under such Notes, the Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a)                the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, or on the redemption date, as the case may be from the trust referred to in Section 8.04 hereof;

(b)                the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust under Article 2 and Section 4.02 hereof;

(c)                the rights, powers, trusts, immunities and indemnities of the Trustee hereunder and the Issuer’s obligations in connection therewith; and

(d)                this Article 8 with respect to provisions relating to Legal Defeasance.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03	Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16 hereof and clause (4) of Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3), (4), (5), (6), (7) and (10) hereof will not constitute Events of Default.

Section 8.04	Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(a)                The Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable optional redemption date, as the case may be;

(b)                in the case of an election under Section 8.02 hereof, the Issuer must deliver to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(1)                the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or law;

(2)                since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)                in the case of an election under Section 8.03 hereof, the Issuer must deliver to the Trustee an Opinion of Counsel, subject to customary assumptions and exceptions, reasonably acceptable to the Trustee confirming that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)                no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from a failure to comply with Section 4.09 as a result of the borrowing of the funds required to effect such deposit and the granting of Liens in connection therewith);

(e)                such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which Parent or any of its Restricted Subsidiaries is a party or by which Parent or any of its Restricted Subsidiaries is bound;

(f)                 the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by them with the intent of preferring the Holders of the Notes over any of the Issuer’s other creditors or with the intent of defeating, hindering, delaying or defrauding any of their other creditors or others; and

(g)                the Issuer must deliver to the Trustee an Officers’ Certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance relating to the Notes have been complied with.

Section 8.05	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06	Repayment to the Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium on, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.07	Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium on, if any, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Article 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Issuer, the Guarantors (with respect to its Guarantee, this Indenture or the Security Documents), the Trustee and/or the Notes Collateral Agent may amend or supplement this Indenture, the Notes, the Guarantees or the Security Documents:

(a)                to cure any ambiguity, omission, mistake, defect, error or inconsistency;

(b)                to provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees;

(c)                to provide for the assumption of the obligations of the Issuer or any Guarantor to Holders of the Notes in the case of a merger, amalgamation, consolidation or sale of all or substantially all of the Issuer’s assets or such Guarantor’s assets to the extent permitted by the terms of the Indenture and the other Note Documents, as applicable;

(d)                to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the rights hereunder of any such Holder in any material respect;

(e)                to provide for the issuance of Additional Notes in accordance with the provisions set forth in this Indenture;

(f)                 to provide for the issuance of exchange notes;

(g)                to evidence and provide for the acceptance of an appointment of a successor Trustee;

(h)                to add Guarantees with respect to the Notes or to add covenants;

(i)                 to conform this Indenture or the Notes to any such provision of the “Description of Notes” section of the Offering Memorandum;

(j)                 [Reserved];

(k)                [Reserved];

(l)                 to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee;

(m)              to reduce the minimum denominations of the Notes;

(n)                to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not adversely affect the rights of holders to transfer Notes in any material respect;

(o)                to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Notes Collateral Agent for the benefit of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Note Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Notes Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(p)                to enter into any intercreditor agreement having substantially similar terms with respect to the Holders of the Notes as those set forth in the any applicable Intercreditor Agreement, taken as a whole, or any joinders thereto;

(q)                in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the First Lien Intercreditor Agreement or to modify any such legend as required by the First Lien Intercreditor Agreement;

(r)                 making any change that would provide any additional rights or benefits to the holders of First Lien Debt or the Notes Collateral Agent or that does not directly and adversely affect the rights under this Indenture or any other Note Document of any holder of First Lien Obligations or the Notes Collateral Agent;

(s)                 effecting any release of Collateral otherwise permitted under the Note Documents; and

(t)                 to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, Refinancing or other modification from time to time of the Credit Agreement or any other agreement that is not prohibited by this Indenture; and

(u)                to add Additional First Lien Secured Parties to any Security Documents.

Upon the request of the Issuer and upon receipt by the Trustee and/or the Notes Collateral Agent of the documents described in Section 7.02 hereof, and except as provided in the following sentence, the Trustee and/or the Notes Collateral Agent will join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture or Security Documents authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, unless such amended or supplemental indenture, security documents or intercreditor agreements affects the Trustee’s or Notes Collateral Agent’s own rights, duties, liabilities or immunities under this Indenture and the Security Documents or otherwise, in which case the Trustee or Notes Collateral Agent, as applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture, security documents or intercreditor agreements. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture (other than with respect to the perfection of security interests in Collateral held by such Guarantor, to the extent requested by the Notes Collateral Agent) upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit F hereto and delivery of an Officers’ Certificate.

Section 9.02	With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuer, the Trustee and/or the Notes Collateral Agent may amend or supplement this Indenture (including, without limitation, Sections 3.01, 3.03, 3.07 (regarding when notice of redemption is to be provided), 3.09, 4.10 and 4.14 hereof) and the Notes, the Guarantees and Security Documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest on, the Notes, except a Payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02. However, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Note held by a nonconsenting Holder):

(a)                reduce the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)                reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption (except with respect to when notice of redemption is to be provided to the Trustee or the Holders) of the Notes (except those provisions relating to Sections 4.10 and 4.14);

(c)                reduce the rate of or change the time for payment of interest on any Notes;

(d)                waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the Payment Default that resulted from such acceleration);

(e)                make any Note payable in money other than that stated in the Notes;

(f)                 make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to institute suits for payments of principal of or interest on the Notes on or after the due dates therefor;

(g)                waive a redemption payment with respect to any Note (other than a payment required by Sections 4.10 and 4.14);

(h)                release all or substantially all of the Guarantees of the Guarantors other than in accordance with the terms of this Indenture; or

(i)                 make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral, in each case, with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Note Obligations or (B) change or alter the priority of the Liens securing the Note Obligations in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture, the Security Documents or the First Lien Intercreditor Agreement.

Upon the request of the Issuer and upon the filing with the Trustee and/or the Notes Collateral Agent, as applicable, of evidence satisfactory to the Trustee and/or the Notes Collateral Agent, as applicable, of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee and/or Notes Collateral Agent will join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture or Security Documents authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, unless such amended or supplemental indenture, security documents or intercreditor agreements directly affects the Trustee’s or Notes Collateral Agent’s own rights, duties, liabilities or immunities under this Indenture and the Security Documents or otherwise, in which case the Trustee or Notes Collateral Agent, as applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture, security documents or intercreditor agreements.

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of the Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Notwithstanding the foregoing, no Holder consent is required for the Notes Collateral Agent or the Trustee to enter into, or to effect any amendment, modification or supplement to any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Indenture pertaining to any Indebtedness permitted to be incurred and secured by the Collateral under the terms of this Indenture, to the extent such amendment, supplement or changes to the applicable intercreditor agreement are, in the good faith determination of the Trustee or Notes Collateral Agent, required in connection with the incurrence of such Indebtedness and are not adverse, in any material respect (taken as a whole) to the interests of the Holders of the Notes; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Trustee or Notes Collateral under this Indenture without the prior written consent of the Trustee or Notes Collateral Agent, as applicable.

Section 9.03	Compliance with Trust Indenture Act.

If this Indenture is qualified under the TIA, every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect; provided, however, that the foregoing does not imply (and shall not be interpreted to mean) that this Indenture is or will be qualified under the TIA in the future.

Section 9.04	Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.05	Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06	Trustee to Sign Amendments, etc.

The Trustee and Notes Collateral Agent will sign any amended or supplemental indenture, security documents or intercreditor agreements authorized pursuant to this authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent, as applicable. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture. Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

Article 10
GUARANTEES

Section 10.01	Guarantee.

(a)                Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and Notes Collateral Agent and their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(1)                the principal of, premium, if any, on, and interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)                in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)                Other than as provided for in Article 8 and Article 10 hereof, the Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Guarantee will not be discharged except pursuant to Article 8 or Article 10 or by complete performance of the obligations contained in the Notes and this Indenture.

(c)                If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)                Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 10.02	Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03	Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a notation of such Guarantee substantially in the form attached as Exhibit E hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture, or a supplement hereto, will be executed on behalf of such Guarantor by one of its Officers (or, if an Officer is not available, by a board member or director) by manual or facsimile signature.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that Parent or any of its Restricted Subsidiaries creates or acquires any Domestic Subsidiary after the date of this Indenture, if required by Section 4.15 hereof, Parent will cause such Domestic Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

Section 10.04	Guarantors May Consolidate, etc., on Certain Terms.

Each Subsidiary Guarantor other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of this Indenture will not consolidate, amalgamate or merge with or into (whether or not such Subsidiary Guarantor is the surviving entity) any Person other than Parent or the Issuer or another Subsidiary Guarantor or Restricted Subsidiary that becomes a Guarantor concurrently with the transaction (in each case, other than in accordance with Section 4.10 hereof) unless:

(1)                the Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Subsidiary Guarantor) is a corporation, limited partnership, limited liability company or other entity organized or existing under the laws of the United States, any state thereof or the District of Columbia or the laws of Canada or any province thereof;

(2)                the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Subsidiary Guarantor) assumes all the obligations of the Subsidiary Guarantor pursuant to a supplemental indenture, under the Notes and this Indenture and assumes all obligations of the Subsidiary Guarantor under the Security Documents pursuant to such amendments, supplements or other instruments required to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by each such entity;

(3)                immediately after such transaction, no Default or Event of Default exists;

(4)                to the extent any assets or property of such Subsidiary Guarantor or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Subsidiary Guarantor) are property or assets of the type that would constitute Collateral, such surviving entity will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes pursuant to this Indenture, the Security Documents and the First Lien Intercreditor Agreement in the manner and to the extent required by this Indenture or any of the Security Documents and the First Lien Intercreditor Agreement and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture, the Security Documents and the First Lien Intercreditor Agreement;

(5)                the Collateral owned by the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Subsidiary Guarantor) shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders of the Notes and (c) not be subject to any Lien other than Permitted Liens and other Liens permitted under the covenant described above under Section 4.12 hereof; and

(6)                the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Parent or the Issuer, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made shall become a party to the Intercreditor Agreements, to the extent then in effect, by joinder or supplement.

Section 10.05	Releases.

The Guarantee of a Guarantor will be deemed automatically discharged and released:

(1)                as to Subsidiary Guarantors, in connection with any direct or indirect sale, conveyance or other disposition of the capital stock of a Subsidiary Guarantor (including by way of merger, amalgamation or consolidation) following which such Subsidiary Guarantor ceases to be a direct or indirect Restricted Subsidiary of Parent if such sale or disposition is made in compliance with Section 4.10 and either Section 10.04 or Section 5.01 or any sale or other disposition of all or substantially all of the assets of such Guarantor (including by way of merger, amalgamation or consolidation) to any Person other than to Parent, the Issuer or any Restricted Subsidiary of Parent;

(2)                as to Subsidiary Guarantors, if such Subsidiary Guarantor is dissolved or liquidated in accordance with the provisions of this Indenture;

(3)                as to Subsidiary Guarantors, if Parent designates any such Guarantor as an Unrestricted Subsidiary in compliance with the terms of this Indenture;

(4)                as to Subsidiary Guarantors, upon the transfer of any Subsidiary Guarantor in a transaction that (i) qualifies as a Permitted Investment (other than Permitted Investments in reliance on clause (1) of the definition of “Permitted Investments”) or as a Restricted Payment that is not prohibited under Section 4.07 if following such transfer such Guarantor ceases to be a direct or indirect Restricted Subsidiary of Parent or (ii) following such transaction, such Guarantor is a Restricted Subsidiary that is not required to become a Guarantor pursuant to Section 4.15;

(5)                upon Legal Defeasance or satisfaction and discharge of this Indenture in accordance with Article 8 or Article 11 hereof, as applicable;

(6)                in the case of any Restricted Subsidiary which after the date of this Indenture is required to guarantee the Notes pursuant to Section 4.15, the release or discharge of the guarantee by such Restricted Subsidiary of all Indebtedness of the Issuer or any Restricted Subsidiary or the repayment of all the Indebtedness which resulted in an obligation to guarantee the Notes;

(7)                such Guarantor being (or being substantially concurrently) released or discharged from all of its Indebtedness, and all of its Guarantees of any Indebtedness under all Credit Facilities; or

(8)                as described under Article 9 or in accordance with or in accordance with the provisions of the First Lien Intercreditor Agreement.

Any Guarantor not released from its obligations under its Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of, premium on, if any, and interest on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

Article 11

Satisfaction and Discharge

Section 11.01	Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder when:

(a)                either:

(1)                all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(2)                all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or, within one year will become due and payable or subject to redemption as set forth in Section 3.07 hereof and the Issuer has irrevocably deposited or caused to be deposited with the Trustee U.S. dollars, non-callable Government Securities, or a combination thereof, in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable written instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(b)                the Issuer or any Guarantor has paid or caused to be paid all other sums payable under this Indenture by the Issuer; and

(c)                the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (subject to customary assumptions and exceptions) stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (2) of clause (a) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02	Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium on, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Article 12
COLLATERAL

Section 12.01	Security Documents.

The due and punctual payment of the principal of, premium (if any) and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium (if any) and interest on the Notes and performance of all other Obligations of the Issuer and the Guarantors to the Holders, the Trustee or the Notes Collateral Agent under this Indenture, the Notes, the Note Guarantees, and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents (upon the entry into such documents), which define the terms of the Liens that secure Notes Obligations, subject to the terms of the Security Documents. The Trustee, the Issuer and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Security Documents. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral), each as may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents prior to, on or following the date of this Indenture, and the Security Documents at any time after the date of this Indenture, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith. On or following the date of this Indenture and subject to the First Lien Intercreditor Agreement, the Issuer and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under applicable law and that the Trustee or the Notes Collateral Agent may reasonably request, in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral, all at the expense of the Issuer and the Guarantors; provided that for so long as there are outstanding any Credit Agreement Obligations, no actions shall be required to be taken with respect to the perfection of the security interests in the Collateral to the extent such actions are not required to be taken with respect to the Credit Agreement. The Collateral will also secure the Issuer’s and the Guarantors’ obligations under or in connection with the Credit Agreement, including, without limitation, the Specified Hedge Agreements and Specified Cash Management Agreements (as each such term is defined in (or substantively equivalent terms are defined in) the Credit Agreement) (or, once the Credit Agreement ceases to exist, any Credit Facility), provided that an authorized representative of the holders of such Indebtedness under the Credit Agreement or the Credit Facility shall have executed (or otherwise be subject to) the First Lien Intercreditor Agreement or a joinder thereto (to the extent required by the terms of the Credit Agreement or, if the Credit Agreement ceases to exist, the Credit Facility). The proceeds of any collection, sale, disposition or other realization of Collateral received in connection with the exercise of remedies (including distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy, insolvency, reorganization or similar proceedings) will be applied in accordance with the First Lien Intercreditor Agreement. Notwithstanding anything to the contrary, (i) the liens and security interests granted to the Notes Collateral Agent pursuant to the Security Documents and all rights and obligations of the Trustee and the Notes Collateral Agent hereunder are expressly subject to the First Lien Intercreditor Agreement and (ii) the exercise of any right or remedy by the Trustee hereunder is subject to the limitation and provisions of the First Lien Intercreditor Agreement. Without limiting any of the rights and protections (including indemnities) of the Trustee or the Notes Collateral Agent hereunder, in the event of any conflict or inconsistency between the terms of the First Lien Intercreditor Agreement and the terms of this Indenture, the terms of the First Lien Intercreditor Agreement shall govern. Each Holder, by accepting a Note, agrees that the Liens on the Collateral are subject to the terms of the First Lien Intercreditor Agreement and that the Holders shall comply with the provisions of the First Lien Intercreditor Agreement applicable to them in their capacities as such to the same extent as if the Holders were parties thereto.

Section 12.02	Release of Collateral.

(a)                The Notes Collateral Agent’s Liens on the Collateral will no longer secure the Notes outstanding under the Indenture or any other Note Obligations under the Note Documents, and the right of the holders of Notes to the benefits and proceeds of the Notes Collateral Agent’s Liens on the Collateral will automatically terminate and be discharged:

(1)                as to any Collateral of the Issuer or a Guarantor that is sold, transferred or otherwise disposed of by the Issuer or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) Parent, the Issuer or a Guarantor in a transaction or other circumstance that complies with the provisions described in Section 4.10 hereof (other than the obligation to apply proceeds of such Asset Sale as provided in such provision) and is permitted (or not prohibited) by the Note Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of;

(2)                if and to the extent any Collateral becomes an Excluded Asset;

(3)                if and to the extent required by the provisions of the First Lien Intercreditor Agreement;

(4)                as to the Collateral of any Guarantor, if and to the extent any Guarantor becomes an Excluded Subsidiary;

(5)                as ordered pursuant to applicable law under a final and non-appealable order or judgment of a court of competent jurisdiction

(6)                in whole or in part, with the consent of the holders of the requisite percentage of Notes in accordance with the provisions described in Article 9;

(7)                upon payment in full in cash and discharge of all Notes outstanding under the Indenture and all other Note Obligations that are outstanding, due and payable under the Indenture and the other Note Documents at the time the Notes are paid in full in cash and discharged (other than contingent indemnity obligations for which no claim has been made);

(8)                upon a Legal Defeasance or Covenant Defeasance under this Indenture as described under Section 8.02 or 8.03 hereof or a discharge of this Indenture as described under Section 11.01; and

(9)                with respect to the assets of any Guarantor, at the time that such Guarantor is released from its Guarantee of the Notes as described above under Section 10.05.

(b)                In each case described in the foregoing, the Notes Collateral Agent will, at the Issuer’s expense, execute and deliver to the Issuer or the applicable Guarantor such documents as the Issuer or such Guarantor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guarantee, in each case in accordance with the terms of the Indenture and applicable Security Document.

Section 12.03	Suits to Protect Collateral.

Subject to the provisions of Article 7 and the Security Documents, the Trustee may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(a)                enforce any of the terms of the Security Documents; and

(b)                collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents (including the First Lien Intercreditor Agreement), the Trustee and the Notes Collateral Agent shall have the power to institute and to maintain such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 12.04	Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Security Documents (including the First Lien Intercreditor Agreement), the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Notes Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.05	Purchaser Protected.

In no event shall any purchaser or other transferee in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 12.06	Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee or the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Notes Collateral Agent.

Section 12.07	Notes Collateral Agent.

(a)                The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints, by their acceptance of the Notes, the Notes Collateral Agent as its agent under this Indenture and the Security Documents and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Security Documents, and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture and the Security Documents, and consents and agrees to the terms of each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.07. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provisions of this Indenture and the Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders by their acceptance of the Notes. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents, to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents, or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                The Notes Collateral Agent may perform any of its duties under this Indenture or the Security Documents by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c)                The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture or the Security Documents unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture or the Security Documents in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(d)                [Reserved]

(e)                The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.07) and the First Lien Intercreditor Agreement.

(f)                 The Notes Collateral Agent may resign at any time by 30 days’ written notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction, at the Issuer’s expense, to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.07 (and Section 7.07 hereof) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(g)                U.S. Bank National Association shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h)                The Notes Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the date of this Indenture, (ii) make the representations of the Holders set forth in the Security Documents, (iii) bind the Holders on the terms as set forth in the Security Documents, and (iv) perform and observe its obligations under the Security Documents.

(i)                 If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture and the Security Documents and the Intercreditor Agreements.

(j)                 The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k)                The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture or any Security Document other than pursuant to the instructions of the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(l)                 If the Issuer or any Guarantor (i) incurs any obligations in respect of First Lien Obligations or Junior Lien Obligations at any time when no applicable intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations or Junior Lien Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Trustee and the Notes Collateral Agent an Officers’ Certificate so stating and requesting the Trustee and Notes Collateral Agent, if applicable, to enter into an intercreditor agreement (on substantially the same terms as the applicable First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Lien Obligations or Junior Lien Obligations so incurred, together with an Opinion of Counsel, the Notes Collateral Agent and Trustee, if applicable, shall (and deemed to have been authorized and directed by the Holders to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Trustee and Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m)              No provision of this Indenture or any Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless it shall have received indemnity satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the Mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause (m) if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(n)               The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuer (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(o)               Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p)               The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other grantor under this Indenture and the Security Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture and the Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture and any Security Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture and the Security Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture and the Security Documents.

(q)                The parties hereto and the Holders hereby agree and acknowledge by their acceptance of the Notes that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge by their acceptance of the Notes that in the exercise of its rights under this Indenture and the Security Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.

(r)                 Upon the receipt by the Notes Collateral Agent of a written request of the Issuer signed by an Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document or amendment or supplement thereto to be executed after the date of this Indenture, for the purpose of causing Indebtedness permitted to be incurred pursuant to the terms of the Indenture to be subject thereto, in each case as contemplated by the terms of such Security Document, as applicable; provided that the Notes Collateral Agent shall not be required to execute or enter into any such Security Document which, in the Notes Collateral Agent’s reasonable opinion is reasonably likely to adversely affect the rights, duties, liabilities or immunities of the Notes Collateral Agent or that the Notes Collateral Agent determines is reasonably likely to involve the Notes Collateral Agent in personal liability. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.07(r), and (ii) instruct the Notes Collateral Agent to execute and enter into such Security Document. Other than as set forth in this Indenture, any such execution of a Security Document shall be at the direction and expense of the Issuer, upon delivery to the Notes Collateral Agent of an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents (subject to the first sentence of this Section 12.07(r)).

(s)                 Subject to the provisions of the applicable Security Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Security Documents and Intercreditor Agreements to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable. Each Holder, by acceptance of the Notes, authorizes and directs the Trustee to execute and deliver the First Lien Intercreditor Agreement, in its capacity as Authorized Representative (as defined therein) and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof and any other intercreditor or subordination agreement.

(t)                 After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture or the Security Documents or any Intercreditor Agreement.

(u)                The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreements and to the extent not prohibited under any Intercreditor Agreement for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

(v)                In each case that the Notes Collateral Agent may or is required hereunder or under any Security Document or under any Intercreditor Agreement (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes or in the case of a release of Collateral pursuant to Section 9.02. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w)              Notwithstanding anything to the contrary in this Indenture or in any Security Document, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the Security Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(x)                Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, other than as set forth in this Indenture, it may require an Officers’ Certificate, which shall conform to the provisions of this Section 12.07 and Section 13.02 hereof. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate.

(y)                Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee with respect to the Security Documents and the Collateral, except as otherwise set forth in the Intercreditor Agreements.

(z)                The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein. The Notes Collateral Agent shall be entitled to compensation, reimbursement and indemnity as set forth in Section 7.07, as if references therein to Trustee were references to Notes Collateral Agent.

Article 13

MISCELLANEOUS

Section	13.01 Trust Indenture Act Controls.

If this Indenture is qualified under the TIA and any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control; provided, however, that the foregoing does not imply (and shall not be interpreted to mean) that this Indenture is or will be qualified under the TIA in the future.

Section	13.02 Notices.

Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic image scan or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Six Flags Entertainment Corporation
924 Avenue J East
Grand Prairie, Texas 75050
Facsimile No.: (972) 606-0275
Attention: Chief Financial Officer

With a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Facsimile No.: (312) 862-2200
Attention: Dennis M. Myers, P.C.

If to the Trustee and/or Notes Collateral Agent:

U.S. Bank National Association
Global Corporate Trust Services
333 Commerce Street, Suite 800
Nashville, Tennessee 37201
Facsimile No.: (615) 251-0737
Attention: Wally Jones

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date on which publication was made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile or electronic image scan; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall also be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder will be mailed by first class mail, by overnight air courier guaranteeing next day delivery or other equivalent means in accordance with the accepted procedures of DTC to its address shown on the security register kept by the Registrar. Failure to mail or send by electronic transmission (for Notes held in book-entry form) a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders. If a notice or communication is mailed or sent by electronic transmission (for Notes held in book-entry form) in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary, including by electronic mail in accordance with accepted practices at the Depositary.

Section 13.03	[Reserved].

Section 13.04	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(a)                an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)               an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with.

Section 13.05	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(a)                a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)               a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)               a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)               a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with, provided, however, that an issuer of an Opinion of Counsel may reasonably rely as to any matter of fact on an Officers’ Certificate or a certificate of a public official.

Section 13.06	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07	No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, owner, officer, employee, incorporator or stockholder of Parent or any of its Restricted Subsidiaries or Affiliates, as such, will have any liability for any obligations of Parent, the Issuer or any of Parent’s Restricted Subsidiaries or Affiliates under the Notes, this Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08	Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of Parent, the Issuer or their Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10	Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 13.11	Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12	Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or electronic image scan shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic image scan shall be deemed to be their original signatures for all purposes.

Section 13.13	Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14	Payment Date Other Than a Business Day.

If any payment with respect to any principal of, premium on, if any, on any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is not a Business Day, then the payment need not be made on such date, but may be made on the next Business Day with the same force and effect as if made on such date, and no interest will accrue for the intervening period.

[Signatures on following pages]

Dated as of April 22, 2020

SIX FLAGS THEME PARKS INC.

By:	/s/ Leonard A. Russ
Name: Leonard A. Russ
Title: Interim Chief Financial Officer

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ Leonard A. Russ
Name:Leonard A. Russ
Title: Interim Chief Financial Officer

SIX FLAGS OPERATIONS, INC.

By:	/s/ Leonard A. Russ
Name: Leonard A. Russ
Title: Interim Chief Financial Officer

Signature Page to Indenture

FIESTA TEXAS, INC.

FUNTIME, INC.

FUNTIME PARKS, INC.

GREAT AMERICA LLC

GREAT ESCAPE HOLDING INC.

HURRICANE HARBOR GP LLC

HURRICANE HARBOR LP LLC

MAGIC MOUNTAIN LLC

PARK MANAGEMENT CORP.

PREMIER INTERNATIONAL HOLDINGS INC.

PREMIER PARKS HOLDINGS INC.

RIVERSIDE PARK ENTERPRISES, INC.

SF GREAT AMERICA HOLDING LLC

SIX FLAGS AMERICA INC.

SIX FLAGS AMERICA PROPERTY CORPORATION

SIX FLAGS GREAT ADVENTURE LLC

SIX FLAGS INTERNATIONAL DEVELOPMENT CO.

SIX FLAGS SERVICES, INC.

SIX FLAGS SERVICES OF ILLINOIS, INC.

SIX FLAGS ST. LOUIS LLC

SOUTH STREET HOLDINGS LLC

STUART AMUSEMENT COMPANY

SIX FLAGS CONCORD LLC

SIX FLAGS PHOENIX LLC

SIX FLAGS FRONTIER LLC

SIX FLAGS DARIEN LLC

SIX FLAGS DARIEN SEASONAL LLC

SIX FLAGS SPLASHTOWN LLC

SIX FLAGS WW BAY LLC

HWP DEVELOPMENT LLC

HWP DEVELOPMENT HOLDINGS LLC

SIX FLAGS MW LLC

By:	/s/ Leonard A. Russ
Name: Leonard A. Russ
Title: Interim Chief Financial Officer

Signature Page to Indenture

HURRICANE HARBOR LP

By:	Hurricane Harbor GP LLC, its General Partner

By:	/s/ Leonard A. Russ
Name: Leonard A. Russ
Title: Interim Chief Financial Officer

SIX FLAGS AMERICA LP

By Funtime, Inc., its General Partner

By:	/s/ Leonard A. Russ
Name: Leonard A. Russ
Title: Interim Chief Financial Officer

SIX FLAGS GREAT ESCAPE L.P.
GREAT ESCAPE THEME PARK L.P.
GREAT ESCAPE RIDES L.P.

By Great Escape Holding Inc., their General Partner

By:	/s/ Leonard A. Russ
Name: Leonard A. Russ
Title: Interim Chief Financial Officer

Signature Page to Indenture

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Wally Jones
Name: Wally Jones
Title: Vice President

Signature Page to Indenture

EXHIBIT A

[Face of Note]

CUSIP/CINS

7.000% Senior Secured Notes due 2025

No.	$

SIX FLAGS THEME PARKS INC.

promises to pay to                    or registered assigns,

the principal sum of                                                    DOLLARS on July 1, 2025.

Interest Payment Dates: January 1 and July 1

Record Dates: December 15 and June 15

Dated:                                     , 2025

SIX FLAGS THEME PARKS INC.

By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

[Back of Note]

7.000% Senior Secured Notes due 2025

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)                Interest. Six Flags Theme Parks Inc., a Delaware corporation (the “Issuer”), promises to pay or cause to be paid interest on the principal amount of this Note at 7.000% per annum from ___________, ___ until maturity. The Issuer will pay interest semi-annually in arrears on January 1 and July 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be ___________, ___.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2)                Method of Payment. The Issuer will pay interest on the Notes, if any, to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)                Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Issuer, Parent or any of its Subsidiaries may act as Paying Agent or Registrar.

(4)                Indenture. The Issuer issued the Notes under an Indenture dated as of April 22, 2020 (the “Indenture”) among the Issuer, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Issuer. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5)                Optional Redemption.

(a)                At any time and from time to time prior to July 1, 2022, the Issuer may at its option redeem up to 35% of the aggregate principal amount of the Notes outstanding (which includes Additional Notes, if any), at a redemption price equal to 107.000% of the principal amount thereof on the redemption date, together with accrued and unpaid interest to, but not including such redemption date (subject to the rights of Holders of the Notes on the relevant record date to receive payments of interest on the related interest payment date), with an amount of cash equal to the net cash proceeds received by, or contributed to, the Issuer from one or more Equity Offerings of Parent; provided that:

(i)                 at least 65% in aggregate principal amount of the Notes originally issued (calculated after giving effect to any issuance of any Additional Notes but excluding any Notes held by Parent and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(ii)               such redemption occurs no later than the 180th day following such Equity Offering.

(b)                At any time and from time to time prior to July 1, 2022, the Issuer may redeem all or any portion of the Notes outstanding (which includes Additional Notes, if any) at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest to, but not including, such redemption date (subject to the rights of Holders of the Notes on the relevant record date to receive payments of interest on the related interest payment date), plus the Make Whole Amount.

(c)                Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Issuer’s option prior to July 1, 2022.

(d)                On or after July 1, 2022, the Notes will be subject to redemption at the Issuer’s option, in whole or in part, upon not less than 30 days nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to, but not including, the applicable redemption date (subject to the rights of Holders of the Notes on the relevant record date to receive payments of interest on the related interest payment date), if redeemed during the 12-month period beginning on April 15 of the years indicated below:

Year	Percentage
2022	103.500%
2023	101.750%
2024 and thereafter	100.0000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e)                Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Excess Proceeds Offer (each as defined below), if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such a tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right upon not less than 30 nor more than 60 days’ prior notice, given not more than 15 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

(6)                Mandatory Redemption. The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)                Repurchase at the Option of Holder.

(a)                Upon the occurrence of a Change of Control, the Issuer will make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased, together with accrued and unpaid interest on the Notes repurchased to the date of repurchase, subject to the rights of Holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control, unless (i) a third party makes the Change of Control Offer, (ii) the Issuer has previously or concurrently elected to redeem the Notes as set forth in Section 3.07 of the Indenture or (iii) the Issuer’s obligations under the Indenture are defeased as described under Article 11 of the Indenture, the Issuer will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)                Following the occurrence of certain Asset Sales, the Issuer may be required to offer or repurchase the Notes as required by the Indenture (the “Excess Proceeds Offer”).

(8)                Notice of Redemption. At least 30 days but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, by electronic submission (for Notes held in book-entry form) or by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at the address of such holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(9)                Denominations, Transfer, Exchange. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10)            Persons Deemed Owners. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11)            Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Without the consent of any Holder of Notes, the Indenture, the Notes or the Guarantees may be amended or supplemented to cure any ambiguity, omission, mistake, defect, error or inconsistency or reduce the minimum denomination of the Notes, to provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees, to provide for the assumption of the obligations of the Issuer or any Guarantor to Holders of the Notes in the case of a merger, amalgamation, consolidation or sale of all or substantially all of the Issuer’s assets or such Guarantor’s assets, as applicable, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the rights under the Indenture of any such Holder in any material respect, to provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture, to provide for the issuance of exchange Notes, to evidence and provide for the acceptance of an appointment of a successor trustee, to add Guarantees with respect to the Notes or to add covenants, to conform the Notes to the “Description of Notes” section of the Offering Memorandum, to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee, or to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act (as defined in the Indenture) or any other applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect.

(12)            Defaults and Remedies. The Notes are subject to the Defaults and Events of Default set forth in Section 6.01 of the Indenture. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes (including in connection with an offer to purchase), provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related Payment Default that resulted from such acceleration. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, which statement will describe any Default or Event of Default that occurred during the previous fiscal year, its status and the action the Issuer is taking or proposes to take with respect thereto.

(13)            Trustee Dealings with Issuer. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

(14)            No Recourse Against Others. No director, owner, officer, employee, incorporator or stockholder of Parent or any of its Restricted Subsidiaries or Affiliates, as such, shall have any liability for any obligations of Parent or any of Parent’s Restricted Subsidiaries or Affiliates under this Note, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

(15)            Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16)            Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)            CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18)            GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Six Flags Entertainment Corporation
924 Avenue J East
Grand Prairie, Texas 75050
Facsimile No.: (972) 606-0275
Attention: Chief Financial Officer

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                                                                                                                                       (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10         ☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Schedule of Exchanges of Interests in the Global Note

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Six Theme Parks Inc.
924 Avenue J East
Grand Prairie, Texas 75050

U.S. Bank National Association
Global Corporate Trust Services
333 Commerce Street, Suite 800
Nashville, Tennessee 37201
Attention: Wally Jones

Re: 7.000% Senior Secured Notes due 2025

Reference is hereby made to the Indenture, dated as of April 22, 2020 (the “Indenture”), among Six Flags Theme Parks Inc., as issuer (the “Issuer”), the Guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3.☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)        ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)        ☐ such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(c)        ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d)        ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.       The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)        ☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP _________), or

(ii)	☐ Regulation S Global Note (CUSIP _________), or

(iii)	☐ IAI Global Note (CUSIP _________); or

(b) ☐ a Restricted Definitive Note.

2.       After the Transfer the Transferee will hold:

[CHECK ONE]

(a) ☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP _________), or

(ii)	☐ Regulation S Global Note (CUSIP _________), or

(iii)	☐ IAI Global Note (CUSIP _________); or

(iv)	☐ Unrestricted Global Note (CUSIP _________); or

(b) ☐ a Restricted Definitive Note; or

(c) ☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Six Flags Theme Parks Inc.
924 Avenue J East
Grand Prairie, Texas 75050

U.S. Bank National Association
Global Corporate Trust Services
333 Commerce Street, Suite 800
Nashville, Tennessee 37201
Attention: Wally Jones

Re: 7.000% Senior Secured Notes due 2025

(CUSIP [ ])

Reference is hereby made to the Indenture, dated as of April 22, 2020 (the “Indenture”), among Six Flags Theme Parks Inc., as issuer (the “Issuer”), the Guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.       Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.       Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ______________________

EXHIBIT D

FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Six Flags Theme Parks Inc.
924 Avenue J East
Grand Prairie, Texas 75050

U.S. Bank National Association
Global Corporate Trust Services
333 Commerce Street, Suite 800
Nashville, Tennessee 37201

Re: 7.000% Senior Secured Notes due 2025

Reference is hereby made to the Indenture, dated as of April 22, 2020 (the “Indenture”), among Six Flags Theme Parks Inc., as issuer (the “Issuer”), the Guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $____________ aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1.       We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.       We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Issuer or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuer a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.       We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

D-1

4.       We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.       We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:
Dated:

D-2

EXHIBIT E

[FORM OF NOTATION OF GUARANTEE]

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of April 22, 2020 (the “Indenture”) among Six Flags Theme Parks Inc. (the “Issuer”), the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”) and collateral agent (the “Notes Collateral Agent”), (a) the principal of, premium, if any, on, and interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[Name of Guarantor(s)]

By:
Name:
Title:

E-1

EXHIBIT F

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of ________________, between __________________ (the “Guaranteeing Subsidiary”), a subsidiary of Six Flags Entertainment Corporation (or its permitted successor), a Delaware corporation (“Parent”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”) [and collateral agent (the “Notes Collateral Agent”)].

W I T N E S S E T H

WHEREAS, the Six Flags Theme Parks Inc. (the “Issuer”) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 22, 2020 providing for the issuance of 7.000 Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.       Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.       Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including but not limited to Article 10 thereof.

3.       No Recourse Against Others. No director, owner, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary or its Affiliates, as such, shall have any liability for any obligations of the Guaranteeing Subsidiary or its Affiliates under the Note, this Supplemental Indenture, the Guarantees or Indenture for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

4.       NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.       Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.       Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.       The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: ,

[Guaranteeing Subsidiary]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

ANNEX I

ANNEX II